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As filed with the Securities and Exchange Commission on November 15, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Syngence Corporation
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	5045 (Primary Standard Industrial Classification Code Number)	20-8620385 (I.R.S. Employer Identification No.)

Syngence Corporation
5151 Belt Line Rd., Suite 1100
Dallas, Texas 75254
(214) 269-2900
(214) 269-2901 Facsimile
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Randall D. Miles
Chief Executive Officer
Syngence Corporation
5151 Belt Line Rd., Suite 1100
Dallas, Texas 75254
(214) 269-2900
(214) 269-2901 Facsimile
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

John Halle, Esq. Stoel Rives, LLP 900 S.W. Fifth Avenue Suite 2600 Portland, Oregon 97204 (503) 224-3380 (503) 220-2480 Facsimile	Thomas P. Palmer, Esq. Tonkon Torp LLP 1600 Pioneer Tower 888 SW Fifth Avenue Portland, Oregon 97204 (503) 802-2018 (503) 972-3718 Facsimile

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit/Share/ Warrant(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Units, consisting of one share of common stock, $.00001 par value, and one Class A warrant to purchase one share of common stock	2,300,000(1)	$6.00	$13,800,000	$423.66

Common stock included in the units(4)	2,300,000	—	—

Class A warrants to purchase common stock included in the units(4)	2,300,000	—	—	—

Common stock underlying the Class A warrants included in the units(3)	2,300,000(1)	$9.00	$20,700,000	$635.49

Representative's warrants	200,000	—	—	—

Units issuable upon exercise of the representative's warrants	200,000	$7.20	$1,440,000	$44.21

Common stock included in the units underlying the representative's warrants(4)	200,000	—	—	—

Class A warrants to purchase common stock included in units issuable upon exercise of the representative's warrants(4)	200,000	—	—	—

Common stock underlying the Class A warrants to purchase common stock included in units issuable upon exercise of the representative's warrants(3)	200,000	$9.00	$1,800,000	$55.26

Total			$37,740,000	$1,158.62

(1)
Includes 300,000 units issuable upon exercise of underwriters' over-allotment option.
(2)
Estimated solely for purposes of calculating the amount of the registration fee paid pursuant to Rule 457(g) under the Securities Act.
(3)
No registration fee required pursuant to Rule 457 of the Securities Act.
(4)
Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of shares as may become issuable pursuant to the antidilution provisions of the warrants.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Dated November 15, 2007

2,000,000 Units

each consisting of

one share of common stock and one Class A warrant

Syngence Corporation

        This is our initial public offering. We are offering 2,000,000 units, each unit consisting of one share of common stock and one Class A warrant. Each Class A warrant entitles its holder to purchase one share of common stock at an exercise price equal to 150% of the initial unit offering price. The Class A warrants are exercisable at any time after they become separately tradable until their expiration date, five years after the date of this prospectus. We may redeem some or all of the Class A warrants at a price of $0.25 per warrant by giving the holders not less than 30 days' notice, which we may do at any time not less than six months from the date of this prospectus if the common stock has closed, as reported on the Nasdaq Capital Market, at or above 200 percent of the initial unit offering price for five consecutive trading days.

        We anticipate that the initial public offering price of the units will be in the range of $5.00-$6.00 per unit.

        Initially, only the units will trade. The common stock and the Class A warrants will begin trading separately on the 30th calendar day following the date of this prospectus. Once separate trading in the common stock and Class A warrants begins, trading in the units will cease, and the units will be delisted.

        We will apply to list the units, common stock and the Class A warrants on the Nasdaq Capital Market under the symbols "            ," "            ," and "            ," respectively.

        Investing in these units involves significant risks. See "Risk Factors" beginning on page 8.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$

        We have also agreed to pay Paulson Investment Company, Inc., the representative of the underwriters of this offering (the "Representative"), a nonaccountable expense allowance equal to 3% of the initial public offering price for the 2,000,000 units offered by this prospectus and to issue to Paulson a warrant covering 200,000 units, identical to the units offered by this prospectus, having an exercise price per unit equal to 120% of the initial unit public offering price.

        We have also granted to the Representative a 45-day option to purchase up to an additional 300,000 units to cover over-allotments.

Paulson Investment Company, Inc.

The date of this prospectus is                        , 2008.

PROSPECTUS SUMMARY

        This summary provides a brief overview of key aspects of the offering. However, it is a summary and may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including the financial statements included in this prospectus and the notes to those statements.

Overview

        Syngence Corporation was formed to acquire and carry on the business of Syngence, LLC, a technological leader in the development of software tools and applications that enable the automated search of large document collections—most often associated with the discovery phase of complex litigation—and the analysis of their contents. These applications are designed to improve the thoroughness and accuracy of document review while simultaneously reducing review time and cost.

        A team of experienced software and technology industry professionals led the acquisition, which was completed in May 2007, in order to recapitalize a business which had historically been undercapitalized, but whose technology had been well received in the litigation support marketplace. Our goal was to stabilize the company's current operations, augment marketing and sales resources, strengthen senior management, and better position the business in a highly fragmented market to exploit its strengths and to stimulate both organic and strategic growth.

        Traditional Internet search technology is adequate for finding information on the Internet but is not expected or required to provide a complete set of relevant results. Internet search engines also deliver results that are ranked by popularity of the identified document or site, not necessarily by its relevance to the search terms. In contrast, litigation and enterprise applications often require that no relevant document be missed and that the most relevant documents be highlighted. Syngence's Synthetix software, based on our patented linguistic pattern-matching technology, delivers a comprehensive set of results, scored and listed in order of relevance.

        Our principal customers have historically been law firms for which we provide processing services and for which we bill according to the volume of data processed. While continuing to provide these services, we recently began to license our software to larger, established providers of document management services in order to meet growing demand and to more rapidly scale the business.

        Our initial proprietary Synthetix Search application products allow the customer, through the familiar interface of its existing case management software, to search, navigate and analyze the full text content of the document collection. In early 2007, we released our first two licensed products, Syndex and Synthetix Search. A new product, SynthetixND, is currently being used on a services basis for key customers with very encouraging results. A licensable version of SynthetixND is expected to be released before the end of 2007.

        During the four quarters ended June 30, 2007, the business generated revenue of $3.5 million, a reversal of the declining revenue trends of the prior three years during which the business was constrained by lack of capital and lack of strategic focus. The business generated revenue of $2.3 million in the first six months of 2007, an increase of almost 50% over the revenue generated in the first half of 2006.

The Enterprise Search and Electronic Discovery Markets

        The market for search and content management solutions is large and growing rapidly. Corporations, law firms and government agencies spend more than $5 billion annually on litigation support tools and compliance and electronic content management technology. Forrester Research, EDDix and Oracle Corporation expect that this number could double by 2010. Sarbanes-Oxley compliance rules, HIPAA and other legislation may catalyze the growth in these markets by imposing requirements that can only be met by effective document management. Forrester Research estimated that 2006 spending in the area of internal compliance was $600 million and expects it to grow to $1.3 billion by 2012. Companies can also use electronic search techniques as a part of an enterprise content management (ECM) program. According to Oracle Corporation, the ECM market, portions of which are potentially addressable by our technology, is a $3.6 billion market with a 13% growth rate.

Electronic Discovery

        Document production and discovery in litigation have evolved to require sophisticated electronic search solutions. Recent examples of companies that paid penalties related to discovery include Phillip Morris USA ($2.75 million for non-compliance with eDiscovery requests), Morgan Stanley ($15 million for failing to provide certain emails), and UBS AG (suffered an adverse judgment for $29 million). In December 2006, Congress amended the Federal Rules of Civil Procedure by adding new rules that reduce the time allowed for companies to produce documents for discovery and by imposing new standards for the quality of data to be produced and new penalties for companies that fail to comply.

        Our products are designed to provide these sophisticated electronic search solutions.

Syngence Solutions and Linguistic Pattern Matching Technology

        Our Synthetix linguistic pattern matching technology is designed to allow users to:

  •
  search with plain language sentences or expressions without complex logic operators;

  •
  enter or select lengthy passages as search expressions;

  •
  deliver results from millions of pages quickly and efficiently;

  •
  retrieve results promptly without significant increases in computing power or storage;

  •
  deliver a complete set of results ranked by relevance, without requiring the repetition of multiple variations of a query;

  •
  deliver results that omit extraneous information while providing confidence that relevant results are not being missed; and

  •
  automate more complex content analytics such as management of "near duplicate" documents.

Mission and Strategy

        Our mission is to become a market leader by developing search technology that allows people to identify precisely the documents they need, quickly and intuitively, from any amount of data, the first time.

        Our immediate growth strategy is focused on three areas:

  •
  to continue to grow in the litigation support market by:

  —
  developing a network of licensed service provider channel partners;

  —
  augmenting our direct sales force and channel development team;

  —
  continuing to enhance and add new products to our software suite; and

  —
  enhancing our marketing and business development activities.

  •
  to expand our market by addressing enterprise customers with existing products; and

  •
  to develop and deliver new products based on our core search platform that target enterprise customers.

        Since completing the acquisition, we have:

  •
  began the process of recapitalizing the business;

  •
  augmented senior management with a new CEO, CFO, and business development and marketing professionals;

  •
  added experienced software sales account managers to the sales force;

  •
  introduced our near duplicate technology, SynthetixND; and

  •
  created a new visual identity and re-branded the Company.

Corporate Information

        Syngence Corporation was incorporated in Delaware on February 27, 2007 under the name Krona Acquisition Corporation to acquire the business and assets of Syngence, LLC, a Texas limited liability company. On May 29, 2007, following that acquisition, we changed our name to Syngence Corporation. Unless the context indicates otherwise, references to "Syngence," "we," "us," the "Company" or words of like import are to Syngence Corporation and its predecessor, Syngence, LLC.

        Our principal executive office is located at 5151 Belt Line Rd., Suite 1100, Dallas, Texas 75254 and our telephone number is (214) 269-2900. Our web address is www.syngence.com. None of the information on our website is part of this prospectus.

        We hold rights to the following common law trademarks: "Syndex," "SPS," "Marginalia," "Syngence Processing Software," and "SynthetixND." We also own six federal trademark registrations: "Syngence," "Synthetix," "Synthetic Document," "Think it... Find It!," "Synthorg," and "Blue Trace."

The Offering

Securities offered	2,000,000 units, each unit consisting of one share of common stock and one Class A redeemable common stock purchase warrant. Initially, only the units will trade.
Shares of common stock to be outstanding after this offering	4,385,907
Warrants:
Number of Class A warrants to be outstanding after this offering	2,000,000
Exercise terms
Each Class A warrant entitles its holder to purchase one share of common stock at an exercise price equal to 150% of the initial unit offering price at any time after the warrants become separately tradable.
Expiration date	, 2013
Redemption
We may redeem some or all of the Class A warrants at any time after six months from the date of this prospectus, at a price of $0.25 per warrant, on 30 days' notice to the holders, only if our common stock has closed at 200% or more of the initial public offering price of the units on five consecutive trading days.
Proposed Nasdaq Capital Market Symbol	Units: Common Stock: Class A Warrant
Use of Proceeds
We intend to use the net proceeds from this offering to repay outstanding indebtedness and for general corporate purposes, including working capital, expansion or changes in operations, and investments in product development, new products or technology.
Risk factors
Investing in our securities involves a high degree of risk. As an investor, you should be able to bear the loss of your entire investment. You should carefully consider the information set forth in the Risk Factors section beginning on page 8 of this prospectus in evaluating an investment in our securities. In particular, you should consider the following:
• we must increase sales substantially to achieve profitability and realize our business plan;
• we have recently made substantial changes in the management of the business and will need to hire additional management personnel;
• we are subject to intense competition that can be expected to increase; and
• the market that we address is in an early stage of development.

The number of shares of common stock to be outstanding after this offering includes 610,909 shares to be issued to the holders of $2.8 million aggregate principal amount of our 10% secured promissory notes (the "Secured Notes"), assuming an initial public offering price of $5.50 per share. The actual number of shares that will be issued to the holders of the Secured Notes will depend on the actual initial public offering price of the units.

Unless otherwise stated, the information contained in this prospectus assumes no exercise of:

  •
  any of the Class A warrants;

  •
  the over-allotment option granted to the Representative to purchase up to an additional 300,000 units;

  •
  a warrant to purchase 200,000 units granted to the Representative in connection with this offering; or

  •
  any other warrants or options outstanding on the date of this prospectus.

Summary Financial Information

        Presented below are (i) unaudited summary financial information for Syngence Corporation as of June 30, 2007 and from inception to that date; (ii) summary financial information for Syngence, LLC for the years ended December 31, 2004, 2005 and 2006 (audited) and the six months ended June 30, 2006 (unaudited) and the period from January 1, 2007 through May 17, 2007; and (iii) the combined operations of Syngence, LLC from January 1 through May 17, 2007 and Syngence Corporation from its incorporation to June 30, 2007. We were organized to do business in April 2007, and until May 17, 2007 our business consisted of arranging for initial financing and purchasing an existing business. We inherited some of the business infrastructure and most of the personnel from Syngence, LLC. Information for Syngence, LLC reflects operations as a limited liability company. Accordingly, the information presented may not accurately predict future operations in corporate form.

Syngence Corporation and Syngence, LLC including Combined Operations

	Syngence Corporation Period from February 27, 2007 (date of inception) through June 30, 2007	Syngence, LLC Six Months Ended June 30, 2006	Syngence, LLC Period from January 1, 2007 through May 17, 2007(1)	Pro forma Combined Syngence Corporation and Syngence, LLC Six Months Ended June 30, 2007(2)
	unaudited (in thousands)
Revenues	$1,009	$1,528	$1,271	$2,280
Operating Expenses
Selling and marketing	292	986	358	650
Research and development	536	979	652	1,188
General and administrative	382	703	458	840

Total operating expenses	1,210	2,668	1,468	2,678

Loss from operations	(201)	(1,140)	(197)	(398)
Interest (income)	(2)	0	0	(2)
Interest expense	1,010	245	194	1,204

Net loss	$(1,209)	$(1,385)	$(391)	$(1,600)

(1)
Date on which the business of Syngence, LLC was acquired by Syngence Corporation.

(2)
Combines the data in the first and third columns.

Syngence Corporation

Balance Sheet data

Syngence Corporation June 30, 2007
unaudited (in thousands)
Current assets	$2,471
Working capital (deficit)	(2,416)
Total assets	3,700
Total liabilities	4,887

Syngence, LLC

Statement of Operations data

	Syngence, LLC Year Ended December 31,
	2004	2005	2006
	(in thousands)
Revenues	$4,364	$3,683	$2,703
Operating Expenses
Selling and marketing	2,413	2,661	1,387
Research and development	1,106	1,569	1,697
General and administrative	1,635	1,704	1,346

Total operating expenses	5,154	5,934	4,430

Loss from operations	(790)	(2,251)	(1,727)
Interest expense	150	395	526

Net loss	(940)	(2,646)	(2,253)

Balance Sheet data

	Syngence, LLC December 31,
	2004	2005	2006
	(in thousands)
Current assets	$2,000	$1,133	$564
Working capital (deficit)	710	(1,569)	(4,025)
Total assets	2,199	1,289	664
Total liabilities	3,162	4,899	6,457

RISK FACTORS

        This offering and an investment in our securities involve a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including the financial statements and the notes to those statements, before you purchase any units. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively affect our business, results of operations or financial condition in the future. If any of the following risks and uncertainties develops into actual events, our business, results of operations or financial condition could be adversely affected. In those cases, the price of our securities could decline, and you could lose all or part of your investment.

Risks Relating to Our Business

Our current level of sales is not sufficient to support our current or anticipated future operations and we will need to increase sales substantially in order to achieve profitability or positive cash flow from operations.

        Our business, as operated by Syngence, LLC, lost $2.3 million in 2006 on revenue of $2.7 million. Operations consumed $0.7 million of cash in 2006. On a pro forma combined basis, Syngence, LLC and Syngence Corporation lost $1.6 million in the six months ended June 30, 2007 on revenue of $2.3 million. In order to achieve profitable operations and positive cash flow, we will need to increase revenue substantially both to amortize fixed operating costs over a larger revenue base and to offset the increased general and administrative expense of being a public company. Our business plan anticipates substantial revenue growth from new markets for our products. The initial cost of penetrating those markets will be substantial and we cannot assure you that we will be successful in broadening our market base. If we are not successful in generating substantial increases in revenue, we will not achieve profitable operations or positive operating cash flow.

We have no significant history of operations in our current form and are therefore subject to various startup company risks.

        We were organized to do business in April 2007 and until May 17, 2007 our business consisted of arranging for initial financing and purchasing an existing business. We have inherited some of the business infrastructure and most of the personnel from Syngence, LLC but, in order to pursue our plan, we will need to establish additional internal infrastructure, hire additional personnel, adopt company plans and procedures, develop a larger sales organization and otherwise establish the functional capabilities of a larger company. Accomplishing these tasks may take longer or cost more than we expect, and it is likely that problems that we cannot now anticipate will require a solution. Our limited operating history also makes it difficult to evaluate our current business and future prospects, and may increase the risk of your investment.

Our only business is the development, licensing, sale and use of search software, a business that is inherently subject to rapidly changing competition and few barriers to entry.

        We are engaged in the development and licensing of search engine software and we also contract to perform data searches using our software. The software industry generally, and search software in particular, is subject to rapid technological change which, in turn, can be expected to generate substantial change in the needs and expectations of potential consumers of our products and services. There are few barriers to entry into our markets and we face the prospect of competition from actual and potential competitors, any one of which could develop a product that is superior to ours for some or a broad range of purposes. We currently compete with a number of companies offering search software and services to end users. These competitors include Attenex Corp., Equivio, Ltd., Engenium Corporation and Stratify, Inc. Some of these competitors are more established, benefit from greater name recognition, and have substantially greater financial, technical and marketing resources than we do. We anticipate that competition will increase if and as our markets develop and grow. In order to remain competitive, we will need to combine continued technological development at the cutting edge of our industry with an accurate perception of shifting market expectations. We cannot assure you that we will be successful in remaining competitive.

Any new products that we develop may not go to market as expected.

        We expect to introduce new software products on which we expect our future growth and viability to depend. These products may be delayed in development, may suffer from technical problems immediately following their release or may not be accepted by customers for other reasons, including the existence of superior products from other vendors or the ability of our competitors to offer a broader range of products. In any such case, our progress could be substantially delayed or impeded.

We have limited technical, financial and operating resources and therefore may be at a competitive disadvantage compared to companies with greater resources.

        Many of our actual and potential competitors have financial, technological and relational resources that are superior to ours and may therefore have a competitive advantage over us. Even if our products are technologically superior to those of our competition, we may find it difficult or impossible to compete with larger entities with access to more effective sales, distribution, support or other facilities than those available to us. The successful competitors in our business are likely to be those whose technology becomes an industry standard. There are numerous examples in which the industry standard for a technology was not the best available technology. The emergence of a technology as an industry standard is determined by many factors, including business relationships and the success or lack thereof of early adopters of the technology. We cannot assure you that our technology will become an industry standard or that competing technology, even if inferior to our technology, will not do so.

We address a new market which may not develop as we predict or in a way that will justify our investment in it.

        Sophisticated computer search software is in an early stage of development and therefore addresses a market that might develop in a way that we are not currently equipped to serve. As with anyone addressing a new technology market, we will be required to convince potential buyers not only that our product is the most appropriate for their needs but also that they should change the way in which they have traditionally approached the problems that our products address. To support our projected growth in the near term, we need to develop products based on our assumptions as to market needs, which may turn out to be inaccurate. Our failure to effectively anticipate and develop the market for our products would limit our ability to achieve our business objectives.

We depend on a limited number of customers for a substantial portion of our revenues. The loss of a key customer or any significant adverse change in the size or terms of orders from a key customer could significantly reduce our revenues.

        We derive a substantial portion of our revenues from a limited number of customers. During any given fiscal period, a small number of customers may account for a significant percentage of our revenues. For example, for the six months ended June 30, 2007, we had two customers that, in the aggregate, accounted for approximately 80% of our revenues. The loss of any key customer, or our inability to generate anticipated revenue from them, could significantly and adversely affect our business, financial condition and results of operations.

We depend on our ability to attract and retain highly qualified employees who are in high demand and we may be unable to achieve or maintain a high level of expertise in all required areas.

        Our strategy requires skilled technical, sales, marketing, and management personnel. We compete with many other companies for these employees. We expect this competition to intensify as demand for sophisticated search engines increases. We cannot assure you that we will be able to attract and retain the personnel necessary to pursue our strategies.

Substantially all of our asset value consists of intellectual property, which can be difficult to protect.

        Like many software developers, our asset value consists of the value of our technology. We have acquired patents and other technology from Syngence, LLC and Lawrence Technologies, LLC and our ability to prevent competitors or others from replicating our products and services depends upon our ability to protect our intellectual property. We rely on a combination of United States patents, copyrights, trademarks, trade secret law, employee non-disclosure agreements and work-for-hire and non-disclosure agreements with independent contractors to protect and enforce our intellectual property rights. Despite these precautions, it may be possible for an unauthorized third party to replicate our products and methods or to obtain and use information that we regard as proprietary. We cannot assure you that the means that we use to protect our proprietary information will be adequate or that our competitors will not independently develop substantially similar or superior techniques.

Third party claims of infringement could limit our ability to license or sell our products, could require expensive and time-consuming re-designs and could result in significant monetary liability.

        As the number of competitors providing search engines and related services increases, overlapping techniques used in such services will become more likely. We cannot assure you that third parties will not assert infringement claims against us in the future, that assertion of such claims will not result in litigation, or that we would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial cost to us and divert management's attention from our operations. Any infringement claim or litigation against us could, therefore, materially and adversely affect our business, operating results, and financial condition.

Our trademarks are limited in scope and geographic coverage and may not significantly distinguish us from the competition.

        We own six federal trademark registrations, hold certain common law trademark rights and have pending federal trademark applications in the United States for the trademarks. Even if federal registrations are granted to us, our trademark rights may be challenged. It is also possible our competitors or others will adopt trademarks similar to ours, thus impeding our ability to build brand identity and possibly leading to customer confusion. We could incur substantial costs in prosecuting or defending trademark infringement suits. We currently hold one domain name relating to our business, syngence.com, which we believe is important to our brand recognition and overall success. We may be unable to acquire other relevant domain names in the United States and in other countries where we conduct or may conduct business. If we are not able to protect our trademarks or domain name, we may experience difficulties in achieving and maintaining brand recognition and customer loyalty, causing us to lose significant market share.

We have not registered any copyrights, which may limit our ability to enforce them.

        We have not registered any of our copyrights in our software, written materials, web site information, designs or other copyrightable works. The United States Copyright Act automatically protects all of our copyrightable works, but without a registration we cannot enforce those copyrights against infringers or seek certain statutory remedies for any such infringement. Preventing others from copying our products, written materials and other copyrightable works is important to our overall success in the marketplace. In the event we decide to enforce any of our copyrights against infringers, we will first be required to register the relevant copyrights, and we cannot be sure that all of them would be registerable in whole or in part, or that once registered, we would be successful in bringing a copyright claim against any such infringers.

Our ability to enforce our rights relating to confidential information may be limited.

        We have not, in the past, consistently required our employees to sign technology ownership or non-disclosure agreements. As a result, we may not have a claim for breach of contract against some of those people in possession of our confidential information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, third parties, including our employees, former employees or consultants, may attempt to disclose, obtain or use our proprietary information or technologies without our authorization. If other companies obtain our proprietary information or technologies or develop substantially equivalent information or technologies, they may develop products that successfully compete against our software products.

Our technology has no patent protection outside of the United States because we have no patents outside the United States. This could result in the appropriation of our technology outside of the United States, which could have an adverse effect on our business, revenue, financial condition and results of operations.

        We currently have no patents outside of the United States. The laws of certain countries in which our software may be delivered, distributed or sold may not protect our technology and intellectual property rights to the same extent as the laws of the United States. Policing the unauthorized use of our technology is difficult, may result in significant expense to us and could divert the efforts of our technical and management personnel. Even if we spend significant resources and efforts to protect our intellectual property, we cannot assure you that we will be able to prevent the appropriation of our technology. The appropriation and use by others of our proprietary intellectual property could materially harm our business, revenue, financial condition and results of operations.

We depend on our key executives and the loss of any of them could have a material adverse impact on our business.

        We are largely dependent on the efforts of our current executive officers and directors. The loss of these officers, directors or other key personnel that we expect to hire as our business grows could materially and adversely affect our business, operating results, and financial condition. Competition for qualified personnel in all areas of our business is intense and we cannot assure you that we could successfully replace a key executive. This problem is accentuated by our being a small organization, where the effect of losing one executive contributing to some degree in several functional roles could be wide-ranging. We do not currently maintain key-person insurance on any of our employees.

Our insurance policies may be inadequate to cover all the liabilities we may incur.

        If our products fail to perform as advertised, our customers may be damaged and may seek recourse against us for such damage. Our testing and quality control procedures may fail to detect a defect or error in our products that could cause particular searches to fail to live up to the standards that we claim for them. We maintain insurance against errors in our products but we cannot assure you that such insurance will be adequate to protect us from any claim that might be brought against us. Whether or not we are protected from any such claim, the existence of the claim would likely have an adverse effect on our reputation and therefore on our ability to compete successfully in our markets.

Risks Related to this Offering

As a public company, our administrative costs will be significantly higher than they have historically been, making it more difficult for us to become cash flow positive and profitable.

        We expect that our general and administrative costs will increase substantially as a result of our becoming a public company. Because we will initially be a relatively small public company, these costs will be more difficult to absorb than they are for larger companies. We will have to achieve significant growth in sales in order to justify the investment in infrastructure and professional services necessary to become and remain public. We cannot assure you that we will achieve such growth or that we will do so quickly enough to limit the effect of these costs on our overall performance and profitability.

If an active market does not develop for our securities, you may not be able to sell them when you want to.

        Before this offering, there has been no public market for our securities and we cannot assure you that an active trading market for the units, our common stock or the Class A warrants will develop or that the market price of the units will not decline below the initial public offering price. The initial public offering price of the units will be determined through negotiations between us and the Representative. Numerous factors, many of which are beyond our control, may cause the market price of our securities to fluctuate significantly. These factors include announcements of technological innovations, developments, both positive and negative, concerning new or existing customers, announcements of new products by us and our competitors, speculation in the press or investment community and the general state of the securities markets. In addition, quarterly fluctuations in our results of operations may affect the market price of our securities.

We do not anticipate paying dividends in the foreseeable future. This could make our stock less attractive to some potential investors.

        We anticipate that we will retain all future earnings and other cash resources for the operation and development of our business, and we do not intend to declare or pay any cash dividends in the foreseeable future. Future payment of cash dividends will be at the discretion of our Board of Directors after taking into account many factors, including our operating results, financial condition and capital requirements. Corporations that pay dividends may be viewed by some investors as a better investment than corporations that do not.

If we do not maintain an effective registration statement, you may not be able to exercise the Class A warrants.

        In order for you to be able to exercise the Class A warrants included in the units, the underlying shares must be covered by an effective registration statement. We cannot assure you that we will continue to maintain a current registration statement relating to the offer and sale of the Class A warrants and the common stock underlying these warrants, or that an exemption from registration will be available throughout their term. This could have an adverse effect on the demand for the Class A warrants and the price that can be obtained from reselling them.

The Class A warrants may be redeemed on short notice. This may have an adverse effect on their price.

        We may redeem the Class A warrants for $0.25 per warrant on 30 days' notice at any time after the specific redemption conditions have been satisfied. If we give notice of redemption, you will be forced to sell or exercise your warrants or accept the redemption price. The notice of redemption could come at a time when it is not advisable or possible for you to exercise the warrants, in which case you would be limited to accepting the redemption price or selling the Class A warrants.

Future sales or the potential for sale of a substantial number of shares of our common stock could cause the trading price of our common stock and Class A warrants to decline and could impair our ability to raise capital through subsequent equity offerings.

        Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities. Upon completion of this offering, assuming an initial offering price of $5.50 per unit, we will have 4,334,998 shares of common stock issued and outstanding and will have an additional approximately 3,000,000 shares of common stock reserved for future issuance as follows:

  •
  2,000,000 shares underlying the Class A warrants;

  •
  400,000 shares underlying the Representative's warrant, including the shares underlying the Class A warrants issuable on exercise of the Representative's warrants; and

  •
  600,000 shares reserved for issuance under our stock incentive plan.

        The common stock included in the units sold in this offering and the common stock underlying the Class A warrants, other than those shares held by "affiliates," as defined by the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), will be, when issued, freely tradable without restriction. We have agreed to register for resale promptly after the closing of this offering all of the common stock that will be issued to the holders of the Secured Notes (610,909 shares of common stock assuming an initial public offering price of $5.50 per unit). Finally, upon the expiration of the one-year "lock-up" agreements to be signed by all of our existing stockholders, approximately 199,998 unregistered shares will be saleable subject to the timing and volume limitations set forth in Rule 144(d) promulgated under the Securities Act and further subject to contractual limitations extending beyond the one-year lock-up period relating to 275,000 shares held by key Company officers.

The existence of outstanding options and warrants may impair our ability to obtain additional equity financing.

        The existence of outstanding options and warrants may adversely affect the terms at which we can obtain additional equity financing. The holders of these options and warrants have the opportunity to profit from a rise in the value or market price of our common stock and to exercise them at a time when we could obtain equity capital on more favorable terms than those contained in the outstanding options and warrants.

We are controlled by a limited number of stockholders, which will limit your ability to influence the outcome of key decisions.

        Immediately after this offering, our founding shareholders, executive officers and directors will, in the aggregate, beneficially own approximately 33.10% of the issued and outstanding shares of our common stock, or approximately 30.94% if the over-allotment option is exercised in full. As a result, these stockholders may have the ability to exercise substantial control over our affairs and corporate actions requiring shareholder approval, including electing and removing directors, selling all or substantially all of our assets, merging with another entity or amending our certificate of incorporation. This de facto control could be disadvantageous to our other stockholders with interests that differ from those of the control group. For example, by voting together with a relatively small number of other stockholders, a control group could delay, deter or prevent a change in control even if a transaction of that sort would benefit the other stockholders. In addition, concentration of ownership could adversely affect the price that investors might be willing to pay in the future for our securities.

Management has broad discretion over the use of proceeds from this offering. We may use the proceeds of this offering in ways that do not improve our operating results or the market value of our securities.

        We will have broad discretion in determining the specific uses of the proceeds from the sale of the units. While we have general expectations as to the allocation of the net proceeds of this offering, that allocation may change in response to a variety of unanticipated events, such as differences between our expected and actual revenues from operations, availability of commercial financing opportunities, unexpected expenses, expense overruns or unanticipated opportunities requiring cash expenditures. We will also have significant flexibility as to the timing and the use of the proceeds. As a result, investors will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. We may spend most of the proceeds of this offering in ways with which you may not agree. If we fail to apply these funds effectively, our business, results of operations and financial condition may be materially and adversely affected.

We may issue shares of preferred stock in the future, which could depress the price of our common stock.

        Our certificate of incorporation authorizes us to issue shares of "blank check" preferred stock. Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further shareholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, the rights of the holders of our common stock could be impaired, including, without limitation, with respect to liquidation.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

        The expected initial public offering price is substantially higher than the pro forma net tangible book value per share of our outstanding common stock. As a result, investors purchasing our units in this offering will incur immediate dilution of $3.37 per share or 61.35%, based on an assumed initial public offering price of $5.50 per share. As a result of this dilution, investors purchasing units from us will have contributed 99.79% of the total amount invested in us but will own only 59.53% of our outstanding common stock. In addition, the exercise of outstanding options and warrants and future equity issuances may result in further dilution to investors and current stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, statements concerning:

  •
  the anticipated benefits and risks associated with our business strategy;

  •
  our future operating results and the future value of our common stock;

  •
  our ability to continue to produce technologically advanced products that meet customer and potential customer needs;

  •
  the anticipated size or trends of the markets in which we compete and the anticipated competition in those markets;

  •
  our ability to attract customers for our products;

  •
  our ability to attract and retain qualified technical and management personnel;

  •
  our future capital requirements and our ability to satisfy our capital needs;

  •
  the anticipated use of the net proceeds realized from this offering; and

  •
  the potential for additional issuances of our securities.

        In some cases, you can identify forward-looking statements by terminology such as "may," "could," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section above. These or other factors may cause our actual results to differ materially from any forward-looking statement.

        The forward-looking statements reflect our current views with respect to future events and are based on assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. The forward-looking statements in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

RECENT DEVELOPMENTS

        We were incorporated in February 2007 but were not organized to do business until April 12, 2007. Accordingly, all of our significant activity has occurred since March 2007, including stock purchases by our founders, as well as the transactions described below.

        On May 17 and May 25, 2007, we borrowed $2,800,000 from 52 accredited investors to whom we issued the Secured Notes. The Secured Notes, as extended to date, have a maturity date of November 30, 2007, which is further extendable to January 31, 2008. The Secured Notes are secured by substantially all of our assets, and will accrue penalty interest beginning on February 1, 2008 if they are still outstanding at that time. As added consideration for the purchase of the Secured Notes, if this offering is completed, each purchaser will receive the number of shares of our common stock calculated by dividing 120% of the principal amount of the Secured Notes purchased by that investor by the initial public offering price of the units. We have agreed to file a registration statement for the resale of the equity securities to be issued to these investors within 30 days following the effective date of this registration statement and to use our commercial best efforts to cause the registration to be declared and, with certain limitations, to remain effective until all of the securities subject to registration can be freely resold by nonaffiliates without registration under Securities Act Rule 144(k). If, at any time, we are in breach of our registration obligations, we will be subject to a penalty of 2% of the original investment amount per month during the continuance of any such breach with respect to any securities that cannot, at the time, be publicly resold other than through registration and are not otherwise restricted from resale because of the lock-up agreement described under "Underwriting" elsewhere in this prospectus. The purchasers of the Secured Notes have agreed to execute lock-up agreements containing the same terms and conditions as those to which our officers, directors and 5% stockholders are subject. In connection with the Secured Notes, we paid Paulson Investment Company, Inc., the Representatives, a fee of 10% of the gross proceeds and reimbursed Paulson Investment Company, Inc. for expenses incurred by it in connection with the Secured Note offering.

        On May 17, 2007, we acquired substantially all of the assets and assumed certain of the liabilities of Syngence, LLC. In addition to our assumption of the assumed liabilities, we paid Syngence, LLC $500,000 in cash and issued to Syngence, LLC 250,000 shares of our common stock. At the same time, we acquired from Lawrence Technologies, LLC certain technology related to the business of Syngence, LLC for $500,000 and 75,000 shares of our common stock. Following these acquisitions, we hired substantially all of Syngence, LLC's former employees.

USE OF PROCEEDS

        Assuming a public offering price of $5.50 per unit, after deducting the estimated expenses of this offering, including the underwriting discount of $880,000, the Representative's nonaccountable expense allowance of $330,000 and other estimated offering expenses of $450,000, we estimate that the net proceeds to us from this offering will be approximately $9,340,000. If the Representative exercises the over-allotment option in full, we estimate that the net proceeds of the offering will be approximately $10,808,500.

        The principal purposes of this offering are to obtain additional equity capital, to create a public market for our common stock, and to facilitate future access to the public capital markets. We intend to use approximately $3,050,000 of the net proceeds from this offering to repay outstanding indebtedness. We intend to use the remainder of the net proceeds for general corporate purposes, which will include working capital, expansion of or changes in our operations, and investments in product development, new products or technology and may include potential acquisitions of businesses, products or technologies. We are not currently a party to any agreements or commitments for any acquisitions, and we have no current understandings with respect to any acquisitions. Our plans for the proceeds of this offering are subject to change due to unforeseen events and opportunities, and the amounts and timing of our actual expenditures depend on several factors, including our expansion plans and the amount of cash generated or used by our operations. We cannot specify with certainty the particular uses for the net proceeds to be received upon completion of this offering. Accordingly, our Board of Directors will have broad discretion in using the net proceeds of this offering. Pending application of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing investments.

        We anticipate repaying the Secured Notes with the net proceeds of this offering. The Secured Notes had an outstanding balance of $2.8 million on June 30, 2007 and, as extended to date, a maturity date of November 30, 2007, which is further extendable to January 31, 2008. The proceeds from the sale of the Secured Notes were used to acquire the assets of Syngence, LLC and certain technology from Lawrence Technologies, LLC, to pay trade obligations and certain assumed employee expenses and compensation obligations, to pay certain expenses of this offering and to provide us with additional working capital. We will also pay the remaining balance of $347,500 owed to a former officer of the Company in conjunction with separation payments and repayment of a promissory note.

        We expect that the net proceeds from this offering, when combined with cash receipts from operations, will be sufficient to fund our operations and capital requirements for at least 12 months following this offering. We may be required to raise additional capital through the sale of equity or other securities sooner if our operating assumptions change or prove to be inaccurate. We cannot assure you that any financing of this type would be available. In the event of a capital inadequacy, we would be required to limit our growth and the planned expenditures described above.

DIVIDEND POLICY

        We do not intend to pay any dividends in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our Board of Directors and will be dependent upon our fiscal condition, results of operations, capital requirements and other factors our Board of Directors may deem relevant.

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2007 on an actual basis and as adjusted to reflect the sale of the units, our receipt of $9,340,000 of estimated net proceeds from this offering, the issuance of 610,909 shares to holders of the Secured Notes on completion of this offering (based on an assumed initial public offering price of $5.50 per unit) and our use of approximately $3,251,167 of the proceeds to repay the principal of the Secured Notes and the repayment of a note due a former officer.

	Pro forma June 30, 2007
	Actual	as adjusted
Cash and cash equivalents	$373,182	$6,788,182

Notes payable	$3,620,000	$—
Stockholders' equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized, no shares issued and outstanding, actual, pro forma and pro forma as adjusted	—	—
Common Stock, $0.0001 par value, 19,000,000 shares authorized, 1,774,998 shares issued and outstanding, actual, 1,774,998 pro forma, and 4,334,998 pro forma as adjusted	177	439
Additional paid-in capital	29,573	14,389,311
Accumulated deficit	(1,209,339)	(3,874,339)

Total stockholders' equity	(1,179,589)	10,515,411

Total capitalization	$2,440,441	$10,515,411

DILUTION

        If you purchase units in this offering, your interest will be diluted to the extent of the excess of the public offering price per share of common stock over the as-adjusted net tangible book value per share of common stock after this offering. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding. For purposes of the dilution computation and the following tables, we have allocated the full purchase price of a unit to the share of common stock included in the unit and none to the warrant.

        At June 30, 2007, we had a net tangible book value of approximately $(2,333,000), or approximately $(1.31) per share based on 1,774,998 shares issued and outstanding. After taking into account the estimated net proceeds from this offering of $9,340,000 our pro forma net tangible book value as of June 30, 2007 would have been approximately $9,362,000, or $2.13 per share. This represents an immediate increase of $3.44 per share to existing stockholders and immediate dilution of $3.37 per share, or 61.35%, to the new investors who purchase units in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$5.50
Net tangible book value per share at June 30, 2007	(1.31)
Net tangible book value per share attributable to new investors	3.44

Net tangible book value per share after the offering	2.13

Dilution per share to new investors	$3.37

        The following table summarizes, as of June 30, 2007, the differences between the existing stockholders and the new investors with respect to the number of shares purchased, the total consideration paid and the average price per share paid (assuming that all of the holders of our common stock as of the date of this prospectus held such stock at June 30, 2007):

	Shares Purchased			Total Consideration
						Average Price Per Share
	Number		Percent	Amount	Percent
Founders, executives, officers and directors	1,449,998		33.06%	$20,000	0.14%	$0.01
Other existing stockholders	325,000		7.41%	9,750	0.07%	0.03
New Investors	2,610,909	(1)	59.53%	14,360,000	99.79%	5.50

Total	4,385,907		100.00%	$14,389,750	100.00%

(1)
Based on an initial public offering price of $5.50 per unit. Includes 610,909 shares of common stock to be issued to the holders of the Secured Notes, assuming an initial public offering price of $5.50 per unit. The actual number of shares that will be issued to the holders of the Secured Notes will depend on the actual initial public offering price of the units.

        If the Representative exercises the over-allotment option in full, the new investors will purchase 2,910,909 shares of common stock. In that event, the gross proceeds from this offering will be $10,808,500, representing approximately 99.81% of the total consideration for 62.12% of the total number of shares of common stock outstanding, and the dilution to new investors would be $3.15 per share, or 57.35%.

SELECTED FINANCIAL DATA

        The selected financial data of Syngence Corporation and Syngence, LLC set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes included elsewhere in this prospectus. The statement of operations data for each of the years in the five-year period ended December 31, 2006, and the balance sheet data dated December 31, 2006 are derived from the financial statements of Syngence, LLC. The statements of operations data for each of the years in the three-year period ended December 31, 2006 have been audited by Peterson Sullivan PLLC, independent registered public accountants, and are included elsewhere in this prospectus. The statement of operations data for the years in the two-year period ended December 31, 2003 and the six-month period ended June 30, 2006 are derived from the unaudited financial statements of Syngence, LLC. The statement of operations data and balance sheet data for the six-month period ended June 30, 2007 are derived from the unaudited financial statements of Syngence, LLC and Syngence Corporation. The balance sheet data as of June 30, 2007 are derived from the unaudited balance sheet of Syngence Corporation. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. Historical results are not necessarily indicative of the results to be expected in the future.

Syngence Corporation and Syngence, LLC

Statement of operations data:

							Pro forma(1) Combined Syngence Corp. & Syngence, LLC Six Months Ended June 30, 2007
						Syngence, LLC Six Months Ended June 30, 2006
	Syngence, LLC Years Ended December 31,		Syngence, LLC Years Ended December 31,
	2002	2003	2004	2005	2006
	unaudited (in thousands)		audited (in thousands)			unaudited (in thousands)
Revenues	$325	$1,172	$4,364	$3,683	$2,703	$1,528	$2,280
Operating Expenses
Selling and marketing	532	1,013	2,413	2,661	1,387	986	650
Research and development	563	658	1,106	1,569	1,697	979	1,188
General and administrative	409	469	1,635	1,704	1,346	703	840

Total operating expenses	1,504	2,140	5,154	5,934	4,430	2,668	2,678

Loss from operations	(1,179)	(968)	(790)	(2,251)	(1,727)	(1,140)	(398)
Other income (expense)
Interest income	1	—	—	—	—	—	2
Interest expense	—	(13)	(150)	(395)	(526)	(245)	(1,204)

Net loss	$(1,178)	$(981)	$(940)	$(2,646)	$(2,253)	$(1,385)	$(1,600)

(1)
Combined operating data for Syngence Corporation from February 27, 2007 (date of incorporation) to June 30, 2007 and Syngence, LLC from January 1, 2007 to May 17, 2007 (last data prior to acquisition by Syngence Corporation).

Balance sheet data:

	Syngence, LLC December 31,			Syngence Corporation June 30,
	2004	2005	2006	2007
	(in thousands)			unaudited
				(in thousands)
Current assets	$2,000	$1,133	$564	$2,471
Working capital (deficit)	710	(1,569)	(4,025)	(2,416)
Total assets	2,199	1,289	664	3,700
Total liabilities	3,162	4,899	6,457	4,887

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN FORWARD-LOOKING STATEMENTS.

Note Relating to Financial Statement Presentation

        We have presented in this prospectus historical financial statements of Syngence, LLC and Syngence Corporation, as well as a pro-forma combined statement of operations of the two companies for the six months ended June 30, 2007. Substantially all of the operating results presented in this prospectus were achieved by Syngence, LLC. Insofar as these results reflect the operation of the business that we purchased in May 2007, they may provide useful information regarding the historical performance of that business. However, because we purchased the assets and assumed only certain limited liabilities of Syngence, LLC, information in the Syngence, LLC historical financial statements relating to its capital structure and liabilities that we did not assume is not relevant to the business going forward. Conversely, as of March 31, 2007, Syngence Corporation had been recently incorporated and had not commenced significant operations. Accordingly, the financial information presented herein does not fully reflect the operations of Syngence Corporation on a "going-forward" basis.

        In general, we believe that the ongoing financial condition and results of operations of Syngence Corporation can be best assessed by combining information with respect to the direct operating results of Syngence, LLC with the capital structure of Syngence Corporation as affected by the bridge financing that closed in May 2007 and the contemplated public offering.

        As additional consideration for their purchase of the Secured Notes, each purchaser will receive that number of equity securities to be issued in any initial public offering having a value, at the initial public offering price, of 120% of the Secured Notes purchased by that investor. The liability for additional equity consideration of $3.36 million is recorded as bridge funding liability net of the unamortized bridge funding discount of $2.46 million. The bridge funding discount was recorded in the original amount of $3.36 million. The amortization of the bridge funding discount is recorded as interest expense and is being amortized over the initial term of the notes. The amortization expense for the six months ended June 30, 2007 was $900,000. The number of shares to be issued using the expected offering price of $5.50 is 610,909.

Overview

        Syngence Corporation was incorporated in February 2007 as Krona Acquisition Corp. to acquire the assets of Syngence, LLC and some related technology. Until our acquisition of those assets on May 17, 2007, we did not have significant operations. Most of Syngence, LLC's revenues were from service contracts under which Syngence, LLC used its proprietary search technology to process searches of data provided by the client. We are continuing to fulfill service contracts and are also continuing the development of a suite of software products designed to be licensed to customers, thereby enabling them to process their own data, identify and set aside near duplicates and perform linguistic pattern-matching searches on the data. As new products are added to this suite of products and made available and marketed for licensing to customers, we anticipate that the percentage of our revenue attributable to software licensing will increase.

        Syngence, LLC's $2.7 million in revenue in 2006 was almost entirely from service contracts and our business continues to consist mostly of service contracts. The 2006 operating loss was approximately

$1.7 million, but this amount includes $600,000 in unpaid royalty expense that will not apply to our operations as Syngence Corporation after this offering.

        Our revenue in 2005 and 2006 declined in each year compared to the prior year as a result of capital constraints leading to significant reductions in personnel and a lack of corporate focus. We continue to be constrained by capital limitations that we expect this offering to alleviate. We expect to pursue further revenue growth by completing the development and introduction of our initial suite of software products and by developing revenue from the licensing of these products. However, we believe that increasing costs associated with these objectives and our status as a public company will precede the recognition of significantly increased revenue and therefore expect that we will not achieve profitable operations until at least 2008.

        We record service revenue upon completion of the related contract. Because such revenue has historically been generated by a relatively small number of relatively large contracts, revenue has fluctuated significantly from period to period as contracts are completed. We amortize licensing revenue over the term of the license and if accompanied by usage fees record those fees when services have been used. Accordingly, as licensing revenue becomes a larger percentage of total revenue, and as authorized outside service bureaus to sell and manage a greater portion of our services business, we expect our revenue to fluctuate less as we add licensing customers.

        We expect our costs to increase substantially due to growth in our sales and marketing activities, research and development expenses in connection with our suite of search products, and increased general and administrative costs associated with the growth of our business and our status as a public company. Because we expect to record costs in these areas in increasing amounts over the near term but to record revenue only over an extended period of time because of the nature of our license agreements, we anticipate that we may continue to operate at a loss and that operations may continue to consume cash in the near term. We regard these conditions as an investment in future profitability, which we expect to achieve if we meet our strategic goals.

Results of Operations

Syngence, LLC Comparison of Years Ended December 31, 2004 and 2005

        Revenue.    Revenue was $4.4 million for the year ended December 31, 2004 and $3.7 million for the year ended December 31, 2005, a decrease of $700,000, or 16%, attributable to a decrease in service revenue.

        Selling and marketing.    Selling and marketing expenses were $2.4 million for the year ended December 31, 2004 and $2.7 million for the year ended December 31, 2005, an increase of $300,000. The increase is attributed to salaries and commissions of $657,000 offset by a decrease in referral and consulting fees of $371,000.

        Research and development.    Research and development expenses were $1.1 million for the year ended December 31, 2004 and $1.6 million for the year ended December 31, 2005, an increase of $463,000. The increase is attributed to an aggregate increase in salaries of $355,000 and outsourced services of $139,000.

        General and administrative.    General and administrative expenses were $1.6 million for the year ended December 31, 2004 and $1.7 million for the year ended December 31, 2005, an increase of $100,000. In both years, similar amounts of general and administrative expenses were used to administer the operations of the business.

        Interest expense.    Interest expenses were $150,000 for the year ended December 31, 2004 and $395,000 for the year ended December 31, 2005, an increase of $245,000. The increase is attributed to an increase in borrowings from related parties of $1.0 million primarily at an interest rate of 17% to 18%.

Syngence, LLC Comparison of Years Ended December 31, 2005 and 2006

        Revenue.    Revenue was $3.7 million for the year ended December 31, 2005 and $2.7 million for the year ended December 31, 2006, a decrease of $1.0 million, or 27%, attributable to a decrease in service revenue.

        Selling and marketing.    Selling and marketing expenses were $2.7 million for the year ended December 31, 2005 and $1.4 million for the year ended December 31, 2006, a decrease of $1.3 million. The decrease is attributed to a reduction in staff reducing salaries by $910,000, travel and entertainment of $154,000 and advertising expense of $109,000.

        Research and development.    Research and development expenses were $1.6 million for the year ended December 31, 2005 and $1.7 million for the year ended December 31, 2006, an increase of $128,000. The increase is attributed to an increase in outside services expense of $186,000.

        General and administrative.    General and administrative expenses were $1.7 million for the year ended December 31, 2005 and $1.3 million for the year ended December 31, 2006, a decrease of $358,000. The decrease is attributed to decreases in bad debts of $142,000, contract labor of $98,000 and royalty and license expenses of $108,000.

        Interest expense.    Interest expenses were $395,000 for the year ended December 31, 2005 and $526,000 for the year ended December 31, 2006, an increase of $131,000. The increase is attributed to an increase in borrowings from related parties of $585,000 primarily at an interest rate of 17% to 18%.

Comparison of six months ended June 30, 2006 and 2007 (Proforma Combined)

        The 2007 data below reflect the combined operating data for Syngence, LLC from January 1, 2007 to May 17, 2007 (the date of the acquisition of the business by Syngence Corporation) and Syngence Corporation from February 27, 2007 (date of inception) to June 30, 2007.

        Revenue.    Revenue was $1.5 million for the six months ended June 30, 2006 compared to revenue of $2.3 million for the six months ended June 30, 2007, an increase of $752,000, or 50%, is attributable to an increase in service revenue primarily due to a large contract with a law firm.

        Selling and marketing.    Selling and marketing expenses were $986,000 for the six months ended June 30, 2006 and $650,000 for the six months ended June 30, 2007, a decrease of $336,000 or 34%. The decrease, even as revenue increased, is attributed to the decrease in personnel, which reduced salaries in the more recent period by $381,000 offset by an increase in professional and consulting fees of $61,000.

        Research and development.    Research and development expenses were $979,000 for the six months ended June 30, 2006 and $1.2 million for the six months ended June 30, 2007, an increase of $209,000 or 23%. The increase is attributed to additional outsourced services of $360,000, offset by a reduction in staff reducing salaries by $173,000.

        General and administrative.    General and administrative expenses were $703,000 for the six months ended June 30, 2006 and $840,000 for the six months ended June 30, 2007, an increase of $137,000 or 19% in the more recent period. The increase is attributed to increases in professional and consulting fees of $203,000, related to the change in ownership and equity structure offset by decreases in royalty and enterprise content management expenses of $74,000, which were eliminated as part of the acquisition, and salaries of $54,000.

        Interest expense.    Interest expenses were $245,000 for the six months ended June 30, 2006 and $1.2 million for the six months ended June 30, 2007, an increase of $959,000. The increase is attributed to the capital restructuring of the company with interest expense including amortization of the bridge funding discount $900,000 and the ratable portion of the placement agent fee of $75,000.

        Net Loss.    Our net loss in the first six months of 2006 was $1.4 million compared to $1.6 million in the first six months of 2007, an increase of $200,000 or 14%. Although the increased revenue recorded during the more recent period was also offset by modest increases in research and development and general and administrative expenses, the primary reason for the increased net loss was the 390% increase in interest expense. We anticipate interest expense will decrease significantly in future periods after repayment of the Secured Notes from the proceeds of this offering.

Liquidity and Capital Resources

        Syngence, LLC raised approximately $6.4 million from its inception, consisting of approximately $1 million in common equity, $1.9 million in preferred equity and $3.5 million in debt. Syngence, LLC's founder provided the debt funding to Syngence, LLC in the form of a series of notes and created a licensing arrangement based on the original core technology. This debt funding resulted in substantial accrued liabilities. The restructuring of the business as a result of our acquisition of it and the related technology has eliminated both the debt obligations and the historical equity.

        Substantially all of our current capital has been provided in the form of the Secured Notes and is repayable upon the successful completion of this offering. Accordingly, following the completion of this offering, we will be funded almost exclusively from the offering proceeds net of offering expenses and the repayment of the Secured Notes. We expect that these proceeds will be sufficient to fund our operations as currently contemplated for at least the next 12 months. However, should our expenses increase more rapidly than currently anticipated, or our revenues fall short of our forecasts, we could be required to delay or curtail planned operations or to seek additional capital. We cannot assure you that such additional capital would be available to us on terms that would not dilute the investment of the investors in the units.

Contractual Commitments

        The Company leases office equipment facilities under noncancellable operating leases. The Company incurred rent expense of $36,000 for the six months ended June 30, 2007. Future minimum leases payments amount to the following:

Six months ended December 31, 2007	$48,000
Year ended December 31, 2008	97,000
Year ended December 31, 2009	58,000
Year ended December 31, 2010	3,000

$206,000

Critical Accounting Policies

        The Company believes that the following are its most significant accounting policies:

        Use of estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses. Actual results may differ from such estimates. The Company reviews all significant estimates affecting the financial statements on a recurring basis and records the effect of any necessary adjustments prior to their issuance.

        Revenue recognition—The Company recognizes revenue when services are completed as requested by customers. From time to time the Company will allow potential customers to use the Company's services on a trial basis. In those cases, it is left to the customer's discretion whether to keep the end product and pay for it. The Company recognizes revenue for services provided on a trial basis when the Company receives payment for such services.

        Intangible Assets—FASB Statement No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), provides that goodwill and other intangible assets that have indefinite useful lives will not be amortized, but instead must be tested at least annually for impairment, and that intangible assets that have finite useful lives should be amortized over their estimated useful lives. SFAS 142 also provides specific guidance for testing goodwill and other non-amortized intangible assets for impairment. SFAS 142 requires management to make certain estimates and assumptions in order to allocate goodwill to reporting units and to determine the fair value of a reporting unit's net assets and liabilities, including, among other things, an assessment of market condition, projected cash flows, interest rates, and growth rates, which could significantly impact the reported value of goodwill and other intangible assets. Furthermore, SFAS 142 exposes the Company to the possibility that changes in market conditions could result in potentially significant impairment charges in the future.

        Stock based compensation—The Company has adopted the fair value recognition provisions of FASB Statement No. 123(R) ("SFAS 123(R)"). The Company estimates the grant date fair value of stock option awards under the provisions of SFAS 123(R) using the Black-Scholes option valuation model, which requires, among other inputs, an estimate of the fair value of the underlying common stock on the date of grant and the expected term of the options. Under SFAS 123(R), stock-based compensation costs for employees is recognized as expense over the employee's requisite service period, which is generally over the vesting period, on a straight-line basis.

Recently Issued Accounting Pronouncements

        In September 2006, the FASB issued Statement No. 157 ("SFAS 157"), "Fair Value Measurements." SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. While SFAS 157 does not require any new value measurements, it may change the application of fair value measurements embodied in other accounting standards. SFAS 157 will be effective at the beginning of the Company's 2008 fiscal year. The Company is currently assessing the effect of this pronouncement, but does not expect the impact on our financial statements to be material.

        In February 2007, the FASB issued Statement No. 159 ("SFAS 159"), "The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No 115." This Statement permits an entity to choose to measure many financial instruments and certain other items at fair value. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings. The fair value option (a) may be applied instrument by instrument, (b) is irrevocable, and (c) is applied to entire instruments and not to portions of instruments. SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The Company is currently assessing the effect of this pronouncement, but does not expect the impact on our financial statements to be material.

BUSINESS

        Syngence Corporation was formed to acquire and carry on the business of Syngence, LLC and to develop and exploit certain technology that we acquired from Syngence, LLC and Lawrence Technologies, LLC, a related entity.

        A team of experienced software and technology industry professionals led the acquisition, which was completed in May 2007, to recapitalize a business which had historically been undercapitalized, but whose technology had been well received in the litigation support marketplace. Our goal was to stabilize the Company's current operations, augment marketing and sales resources, strengthen senior management, and better position the Company for both organic and strategic growth in a highly fragmented market.

        We offer law firms and corporations powerful, scalable content analytics solutions that enable our customers to manage and search large collections of data with a high degree of both recall and precision. We offer software tools and applications that enable the automated management of large document collections—such as those associated with the discovery phase of large and complex litigation—and the analysis of their contents. These applications are designed to improve the thoroughness and accuracy of document review while simultaneously reducing review time and costs.

        Traditional search technology, such as that employed by Yahoo!, MSN Search and Google, is adequate for finding information on the Internet but is not expected or required to provide a comprehensive set of relevant results. Internet search engines also deliver results that are ranked by popularity, not necessarily by relevance to the search terms. This is effective in producing one or more relevant "hits."

        In contrast, litigation and enterprise applications often require that no relevant document be missed and that the most relevant documents be highlighted. Syngence's Synthetix software, based on our patented linguistic pattern-matching technology, delivers a comprehensive set of results, scored and listed in order of relevance.

        We believe products based on our technology are well suited to the demands of litigation and enterprise search applications because users are not required to make the traditional choice between precision (including and ranking all relevant information) and recall (searching everything that is potentially relevant). Unlike other technologies, which attempt to reconcile these conflicting requirements through the introduction of specialized dictionaries or taxonomies, our technology is designed to maintain a high degree of speed and responsiveness without requiring a significant investment in new hardware, even when dealing with large document collections. Synthetix is also distinguished by its ease of use. Users are not required to create complex search queries or conduct multiple searches in order to obtain search results that are comprehensive and accurate.

        Our customers have generally been law firms, corporate legal departments and governmental agencies for which we provide processing services for which we bill according to the volume of data processed. Once the data is processed, the customer may then use Syngence's Synthetix Search application, through the familiar interface of its existing case management software, to search, navigate and analyze the full text content of the document collection.

        While continuing to provide these services, we recently began to license our software to larger, more established providers of document management services to meet growing demand and to grow the business more rapidly. To date, we have executed licenses with Encore Legal Solutions and Pitney Bowes, both of which service customers on a national level, and have established relationships with large law firms for which they provide a full line of litigation support services.

        In early 2007, we released our first two products for license, Syndex and Synthetix Search. A new product, SynthetixND, which is also based on our proprietary linguistic pattern matching technology, is currently being employed on a services basis by key customers with positive results. We expect to release a licensable version of SynthetixND before the end of 2007.

        With the release of SynthetixND, we will offer three search-related document management applications as a bundled suite, Synthetix Processing Suite (SPS). SPS consists of Synthetix Search, SynthetixND, which is a near duplicate management software, and Syndex, which is a metadata extraction and management utility.

        Over the four quarters ending June 30, 2007, we generated revenue of $3,455,000, reversing the declining revenue trends of the previous three years, during which Syngence LLC was constrained by lack of capital and lack of strategic focus. We generated revenue of $2,280,000 in the first six months of 2007, an increase of almost 50% over the revenue generated in the first half of 2006. Our revenue has historically consisted almost entirely of services revenue. Over time, we expect that revenue from software licensing and new products will represent an increasing percentage of revenue.

        While our current products focus on identifying patterns of words or numbers in documents, in principle our technology can support a search for any recognizable pattern, such as music, medical imagery or geophysical data from oil wells. Accordingly, although we currently have no projects underway in any of these areas, our technology may have other applications for which we could seek to exploit the opportunity ourselves or through a licensing program.

The Enterprise Search and Electronic Discovery Markets

        The market for search and content management solutions is large and growing rapidly. It is estimated that corporations, law firms and government agencies spend more than $5 billion annually on litigation support tools, compliance and electronic content management technology. Forrester Research, EDDix and Oracle expect that this number could double by 2010. Sarbanes-Oxley compliance rules, HIPAA and other legislation may catalyze the growth in these markets by imposing requirements that can only be met by effective document management. Forrester Research estimated that 2006 spending in the area of internal compliance was $600 million and expects it to grow to $1.3 billion by 2012. Companies may also be able to use electronic search techniques as a part of an enterprise content management program. According to Oracle Corporation, the ECM market, portions of which are potentially addressable by our technology, is a $3.6 billion market with a 13% growth rate.

        In a 2005 study, IDC found that employees on average spend up to 9.5 hours per week searching for data. On average, an estimated 40% of an employee's time is devoted to document management, according to a 2003 Gartner study. In its 2006 Magic Quadrant study, Gartner points out that "end users assume that the Google.com experience can be adapted for use inside enterprises. The reality is that finding information demands increasingly sophisticated and innovative strategies."

        Unlike the typical Internet search, where users do not require that all relevant results be included, requests for business documents often require that all documents relating to a particular subject matter be retrieved and reviewed. For example, search for all documents mentioning a particular transaction must be sufficiently flexible to identify documents that refer to the transaction in different ways, while remaining sufficiently focused to avoid identifying large numbers of irrelevant documents.

        The need to identify documents that refer to the same thing in different ways while simultaneously excluding irrelevant documents is particularly acute in the context of complex litigation and compliance with record keeping requirements, where requests for documents require explicit and complete responses. Today, it is not uncommon for a corporation involved in complex litigation to be required to produce, from a database containing tens of millions of documents, all of those documents that include specific content or references.

Electronic Discovery

        In the discovery phase of litigation, a large corporation can be subpoenaed to produce millions of pages of documents contained in its electronic archives. Upon receipt of a subpoena, a company's lawyer has an urgent and compelling need to organize, structure and comprehend the information contained in all documents potentially subject to the subpoena to determine which documents fall under the purview of the subpoena, which of those documents are protected by privilege or otherwise not required to be produced, and the probable effect of the documents that do have to be produced. Once the plaintiff's counsel receives the documents, that lawyer, too, must conduct a comprehensive review of the contents of these documents and incorporate them into a system that allows ongoing and reliable document management throughout the case. In both situations, the consequences of an inadequate search can be catastrophic because the outcome of a case could turn on one fact found in one document among millions.

        Document production and discovery in large, complex litigation requires sophisticated electronic search solutions. Recent examples of companies that paid penalties related to discovery include Phillip Morris USA ($2.75 million for non-compliance with eDiscovery requests), Morgan Stanley ($15 million for failing to provide certain e-mails) and UBS AG (suffered an adverse judgment for $29 million). In December 2006, Congress amended the Federal Rules of Civil Procedure by adding new rules that reduce the time allowed for companies to produce documents for discovery and imposing new standards for the quality of data being produced and new penalties for companies that fail to comply. According to a Gartner Group report dated October 2006:

  "From now until 2012, major shifts in the technologies used for legal discovery of documentary information will affect how enterprises prepare for litigation, how law firms conduct it, and how vendors develop software to manage the process involved. Enterprises should assume that, by 2012, electronic discovery will be the norm. Law firms should consider whether understanding and using electronic discovery will give them a competitive advantage or whether a lack of this will harm them. Software vendors must consider whether this is a market they should aim to exploit before 2008."

        Without an effective electronic search tool, the process of identifying the requisite documents would have to be conducted by having someone read, or at least review, every document that could possibly contain the information. With document databases sometimes extending into the millions of documents, such a task verges on the impossible.

        The use of traditional search engines can reduce the scope of the search, but at the risk that, if the search is too broad, it will include too many documents of no relevance and, if it is too narrow, it will fail to identify relevant documents. A search that can exclude irrelevant documents while substantially or completely eliminating the risk of missing any relevant documents can substantially reduce the time and cost of document review.

        The need to exclude irrelevant documents while reducing the risk of missing relevant documents also exists outside of the discovery context. In ordinary business negotiations with commercial partners, it may be useful to review the e-mail or other records on a particular subject. In such cases, it is important to identify not just one document containing a particular piece of information but all documents relevant to a particular subject.

Unstructured Content and the Need for Sophisticated Search and Content Analysis Software

        The volume of information within enterprise content repositories is very large and is increasing at an estimated rate of 30% per year. Access to the useful knowledge that resides within this growing and dynamic repository of information has never been more important.

        Businesses routinely store certain types of information in large databases. Contact and customer relationship management systems, accounting, supply chain and production management software are all examples of systems where users enter data into a structure that consists of numbered individual records each comprising predefined fields such as name, address, part number, and date. Because of this hierarchical structure, even very large databases can be searched or queried for reports quickly and effectively.

        However, the majority of the documented information that exists inside of corporations today does not reside in databases but in the vast collections of unstructured content that includes e-mails, correspondence of all types, contracts, faxes, presentations, scanned documents and the many disparate computer file types (for example, .pdf, .doc, .pst) to which they correspond. According to industry analysts, 85% of business data is unstructured content. An effective means of searching and managing this unstructured content is becoming a key business requirement for many large enterprises.

        Traditional search technology is based on a number of methods. For small databases, such as individual documents, a "key word" search identifies all instances of the word in the document. This technique is useful for document editing and searching for specific information in a small database. This type of simple key word search is ineffective in large databases, and particularly on the Internet, because almost any search will result in an unmanageable number of "hits." To resolve this difficulty, Internet search engines rank the results of a particular key word search by the frequency with which other searchers have previously selected a particular document identified by the key word search. The effectiveness of this kind of "popularity ranking" depends on a very high volume of search requests and therefore is not well suited to searches of large, private databases, such as those found within enterprises.

        Boolean logic, which produces results that contain only the precise word combinations the user has specified and is a method used by familiar web search engines such as Google, is not well suited to searches that require both precision and recall. Precision ensures that the most relevant documents are prioritized, while recall ensures that all of the documents having a particular content are included in search results and none is overlooked. Our search engine technologies and related document management and analytics software applications are designed to help analyze, organize and manage this unstructured content more effectively. While unstructured content contains significant amounts of potentially valuable information, it does not lend itself easily to search or automated analysis without some form of processing and labeling of the contents. As a consequence, to ensure that all relevant results are captured, users would have to compose multiple, complex search queries. This kind of search is not only beyond the capacity of the typical user, but is also inefficient and prone to error.

Syngence Solutions and Linguistic Pattern Matching Technology

Indexing

        We make use of a proprietary indexing method that assigns mathematical values to words and word combinations. All search engines require the compilation of an index, a form of labeling or annotating data without which every word in the repository of documents would have to be searched slowly. One form of indexing makes use of metadata, a small subset of identifying data, which is extracted from or added to individual document files as a tag to identify them. This tagging can be automated or manual. The tag acts as a database record corresponding to a particular document that usually contains basic information like author and date and is linked to the original document. This is useful, but only for more superficial analysis and basic organization of documents.

        The more demanding requirement, however, is to make the full text content of every document in a collection fully searchable and to do so in a way that enables search results to be delivered quickly and accurately even from document collections that comprise millions or tens of millions of individual documents. As a practical matter, this means one must be able to build indexes that capture sufficient detail about the linguistic information contained in each document while not significantly slowing the system or requiring substantial increases in available computing power or storage. Our Syndex autocoding software is designed to automate metadata extraction and tagging. Once Syndex has processed the data, it will be searchable by any keyword search utility.

        The process of indexing document contents with other search technologies involves tagging files or adding metadata to them, often costing substantial system overhead and resulting in significant increases in required storage and processing capacity. In many cases, indexing overhead can be as large as or larger than the repository itself. In comparison, Syngence's indexing requires only 10% to 14% of additional overhead.

Linguistic Pattern Matching Technology

        Linguistic pattern matching technology treats the individual words in a document collection, and the unique combinations of words that are the essence of each particular document, as mathematical values that correlate to word patterns.

        Instead of "key word" searches based on Boolean logic, our solutions are based on proprietary pattern matching data structures for capturing and indexing information and on algorithms for analyzing the information once captured in an index. The language patterns in the query text are then statistically compared with all documents in the collection. The nearest match is scored based on how precisely it compared against the query text, and all other matches or potential matches are ranked sequentially in order of precision. This approach is well suited to searches using lengthier natural language search expressions. Using our approach, sentences and even paragraphs can be selected as the search query. The search will test for all possible combinations of the words in the query text, greatly increasing the probability that all documents of potential relevance are tested and ranked.

        Our Synthetix linguistic pattern matching technology is designed to allow users to

  •
  use plain language sentences or expressions without complex logic operators;

  •
  enter or select lengthy passages as search expressions;

  •
  deliver results from millions of pages quickly and efficiently;

  •
  retrieve results promptly without significant increases in computing power or storage;

  •
  deliver a complete set of results ranked by relevance, without requiring the repetition of multiple variations of a query;

  •
  deliver results that omit extraneous information while providing confidence that relevant results are not being missed; and

  •
  automate more complex content analytics such as management of "near duplicate" documents.

        Our linguistic pattern matching technology treats the individual words in a document collection and the unique combinations of words that are the essence of each particular document as mathematical values that correlate to word patterns. Each document within a repository of data is profiled by an algorithm that calculates a weight for individual words according to the frequency with which they occur in the entire document collection. Since each word has a relative numerical value within the document collection, each document acquires a compounded numerical value reflecting the distinct patterns of the words contained in it, similar to a unique fingerprint or DNA.

        Words that are less common in the document collection are assigned higher values than commonly occurring words like "the," "is" or "it," which occur so frequently that they provide little value in identifying the subject matter of the document. Commonly occurring words do not provide meaningful information to distinguish one document from another. The more uncommon a word is, the higher its value (as a unique identifier) when used as part of a search, because it can only be associated with a small number of subjects.

        The Synthetix index contains weighted scores generated from a statistical analysis of these numerical values, providing an easily searchable and very compact (to optimize speed and reduce hardware requirements) set of index data. This enables Synthetix Search and SynthetixND to look for complex and lengthy word patterns and deliver relevant results quickly, even when searching very large document collections.

        When a user enters a search query, the words and word patterns in the query text are weighted and scored. The query text is then tested against all the documents in the collection based on the probability of the words occurring together in a particular pattern. Relevance is expressed as a percentage probability that the documents being retrieved are an exact match for the text of the search query. The documents returned are ranked by how precisely they match the query text.

        In addition to our search function, we also make use of linguistic pattern matching technology in specific document management applications such as SynthetixND, our near duplicate management software. In this application, documents are not tested in response to a specific query that is manually entered by a user. Instead, a software program uses Synthetix pattern matching technology to automate the comparison of each document in a collection against every other document. Once this program has been run, reviewers using SynthetixND are able to view closely-related documents as belonging to groups. As a result, these near duplicates are reviewed together once, substantially reducing review time and often resulting in significant savings in document review costs.

        The Synthetix search technology is designed to deliver search results that are very accurate and provide maximum recall. As a practical matter, this helps to ensure that only relevant documents are returned and that no relevant document is overlooked.

Mission and Strategy

        Our mission is to become a market leader by developing search technology that allows people to identify precisely the documents they need, quickly and intuitively, from any amount of data, the first time.

        To accomplish this mission we will spread our proprietary technology further into the electronic discovery market, then into the governance risk compliance and enterprise content management markets, to become a leading provider of enterprise search and related software applications for both structured and unstructured data. Any application that can benefit from a better search process can potentially benefit from using our technology.

        Accordingly, since completing the acquisition of Syngence, LLC, we have:

  •
  commenced the process of recapitalizing the Company;

  •
  augmented senior management with the addition of a new CEO, CFO, and business development and marketing professionals;

  •
  added experienced software sales account managers to the sales force;

  •
  introduced our near duplicate technology, SynthetixND; and

  •
  created a new visual identity and re-branded the Company.

        Our immediate growth strategy is focused on three areas:

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  to continue to grow in the existing litigation support market by:

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  developing a network of licensed service provider channel partners;

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  augmenting our direct sales force and channel development team;

  •
  continuing to enhance and add new products to our software suite; and

    •
    enhancing our marketing and business development activities;

  •
  to expand our market by addressing enterprise customers with existing products by:

  •
  focusing on the general counsel's office (litigation and compliance); and

  •
  leveraging the general counsel's office into broader enterprise penetration of adjacent functions such as the chief technical officer, chief information officer and business managers;

  •
  to develop and deliver new products based on our Synthetix Processing Suite that target enterprise customers.

        In the longer term, we anticipate our strategic focus will grow to include some or all of the following strategic objectives:

  •
  To develop an expanded product offering, potentially including:

  •
  visual analytics, workflow management and project-specific modules;

  •
  custom development; and

  •
  acquisition or licensing of others' products.

  •
  To explore additional growth opportunities through original equipment manufacturer licensing.

  •
  To develop international markets through direct and reseller channels.

        Syngence currently has both product and service offerings for different aspects of document management in law firms and the legal departments of enterprises. In addition to the $1.3 billion opportunity in electronic discovery (EDDix, 2006), we plan to extend our solutions to address the $590 million market in governance, risk and compliance (GRC) (Forrester Research, 2006), and the $3.6 billion market in ECM (Oracle, 2006).

        Enterprise users have also expressed to us a desire for alternatives to traditional search technologies. Therefore, we are currently evaluating how and when to best license our technology in the traditional search space.

The Syngence Suite of Products

        The Synthetix Processing Suite works as a complete system to identify relevant documents, organize the document collection, remove redundant information and enable intuitive, precise search of the critical documents that remain. We believe that our system delivers measurable advantages in performance and ease of use compared to competing products.

        The Synthetix Processing Suite consists of three applications:

        Syndex rapidly extracts the information needed to create a bibliographic index with 13 fields of data including author, recipient, date, subject, document type, and designated key terms. Syndex determines document types based on format features that appear on the first page of a document. Syndex reduces document coding time significantly, taking typically less than half the time of other approaches.

        SynthetixND identifies and groups "near duplicates" (documents that are similar to, but not exactly the same as, one another) into clusters. By grouping the documents that must be reviewed, SynthetixND reduces costly review time while increasing the accuracy of privilege or responsiveness reviews.

        Synthetix Search gives users intelligent search and document navigation capability by comparing the linguistic patterns of a source page or paragraph of interest with the linguistic patterns of every page of every document in the document collection. With Synthetix Search, users can highlight and search a passage of any length or create their own hypothetical "smoking gun" text to find records. Synthetix will quickly return a ranked list that includes exact matches and near matches. Queries are more thorough because they are more immune to misspellings, scanning errors and other variances. Synthetix Search results are consistent and repeatable.

        While each application in the Synthetix Processing Suite works well individually and can be licensed and deployed separately, we expect that most license customers will opt for the full suite.

        We plan to develop and introduce additional content management applications based on our proprietary technology. E-mail analytics and concept clustering applications are under evaluation for the litigation support market. Compliance applications may incorporate Synthetix technology into a content creation filter to analyze outgoing communication from large organizations in real-time. Additionally, when integrated into an enterprise content management system, Synthetix is well suited to let users search and navigate huge internal data collections at large corporations intuitively, achieving the same benefits as our other applications.

Sales and Licensing

        Under our service model, we process data for customers and charge fees based on the volume of data processed. Our licensing model involves the provision of the software directly to the customer (which may be a service bureau or an end user) so that the customer can perform its own data processing and searches.

        With the licensing model, the client's server will generally report use back to us and we will charge based on the volume of data searched. An exception to this is our current license to the U.S. Department of Justice. Under that arrangement, we cannot communicate with its servers and rely on the customer to report use to us. We are considering, but have not yet implemented, a model that would provide unlimited search capacity, up to an agreed cap, for a fixed periodic fee.

Customers

        Our customers for whom we perform search services have generally consisted of national and regional law firms, state and federal government agencies and corporations. Ultimately, corporations will pay almost all fees and expenses associated with complex litigation. In most cases, Syngence will be introduced as a litigation support technology provider by the law firm representing the corporation. We may be paid by the law firm directly or by the corporation depending on the specifics of the case. Law firms have represented between 55% and 80% of annual revenue, with corporations accounting for most of the remainder of annual revenue (between 15% and 27%). We have provided services for many of the biggest law firms in the United States, such as Sonnenschein, Nath & Rosenthal LLP, Latham & Watkins LLP, Kirkland & Ellis LLP and DLA Piper. We have also licensed software to the U.S. Department of Justice and are seeking to expand relationships at all levels of government.

        We plan to diversify our sources of revenue further by expanding our licensing operation both directly to end users, such as law firms and the legal departments of large businesses, and to service bureaus that can offer Synthetix search services as part of a larger product offering.

Competition

        The market for electronic search and content management solutions is fragmented and competitive, and is characterized by rapidly changing technology. Our primary competitors include companies that offer solutions based on Boolean search, content search and concept search and clustering technologies. These include Attenex Corp., Equivio, Ltd., Engenium Search from Kroll Ontrack, Inc., and Stratify, Inc. We believe that the principal competitive factors in this market include:

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  accuracy;

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  performance, including speed and access for multiple users;

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  ease of use and management by IT personnel and end-users;

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  reliability; and

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  cost effectiveness.

        We believe that we compete favorably against our competitors both in terms of our core technology and on the factors listed above.

Intellectual Property

        As of the date of this prospectus, we have been granted two United States patents related to our core pattern matching and near duplicates technology. We have an additional four patent applications on file with the United State Patent and Trademark Office, each of which is also related to our core pattern matching and near duplicates technology. We also own six federal trademark registrations for the names: "Syngence," "Synthetix," "Synthetic Document," "Think it... Find It!," "Synthorg," and "Blue Trace." We believe that we currently hold common law trademark rights in our trademarks: "Syndex," "SPS," "Marginalia," "Syngence Processing Software," and "SynthetixND." We hold one Internet domain name relating to our business, syngence.com, which we believe is important to our brand recognition and overall success.

        We believe that our intellectual property portfolio offers us certain competitive advantages. However, filing a patent application does not mean we will be issued a patent or that any patent eventually issued will be as broad as requested in the patent application or sufficient to protect our technology. In addition, there are a number of factors that could cause our patents to become invalid or unenforceable or that could cause our patent applications to not be granted, including known or unknown prior art, deficiencies in the patent application or the lack of originality of the technology.

        Similarly, filing a trademark application does not mean that our trademarks will be registered or protected. We do not have any trademarks registered outside the United States, nor do we have any trademark applications pending outside the United States. We have not registered any of our copyrights in our software, written materials, web site information, designs or other copyrightable works. We also rely on the protection of our trade secrets and confidential information, which we have sought to protect through employee agreements, company policies and third-party non-disclosure agreements.

        Our patents, patent applications, copyrights, trademarks, trade secrets, employee non-disclosure agreements, and work for hire and non-disclosure agreements with independent contractors may not provide meaningful protection from our competitors because the status of any patent or other intellectual property right involves complex legal and factual questions, and the breadth of claims allowed is uncertain. Our competitors may be able to circumvent our patents and other intellectual property rights or develop new patentable technologies that displace our existing technology.

Personnel

        We currently have 21 full-time employees, consisting of four general and administrative employees, four research and development employees, eight sales and marketing employees, and five product development and operations employees. We expect to increase our payroll significantly in order to pursue the increase in revenues described above and to operate as a public company. Our employees are generally subject to contractual restrictions against competing with us after any termination of employment.

Facilities

        We occupy approximately 5,000 square feet of office space at 5151 Beltline Road, Dallas, Texas 75254 under a lease that expires on August 1, 2009. Lease payments are $7,169.76 per month through the end of the lease. We are charged an additional $455.74 per month for utilities. This charge is reset each year.

MANAGEMENT

Executive Officers and Directors

        The names, ages and titles of our executive officers and directors, as of November 14, 2007, are as follows:

Name	Age	Positions
Randall D. Miles	51	President, Chief Executive Officer and Director
Edward Horton	48	Executive Vice President—Sales
Chris V. Johnson	45	Vice-President and Chief Financial Officer
Douglas J. Matzke	52	Chief Technology Officer
Johan Liedgren	43	Chairman of the Board
Geoffrey D. Osler	42	Director
Steven Ringelberg	47	Director

        Randall Miles    Mr. Miles joined Syngence Corporation in July 2007, and became a Director in November 2007. From December 2003 to April 2007, Mr. Miles served as the chairman and chief executive officer for LION Inc., a publicly-traded company serving the financial services industry. He served as a Managing Director of D.A. Davidson & Co., a regional investment bank, from 2001 to 2003. Mr. Miles graduated from the University of Washington in 1979 with a Bachelor of Business Administration in finance and has served on the board of directors of public and privately held companies as well as non-profit charitable organizations.

        Edward Horton    Mr. Horton joined Syngence in 2003 and currently serves as Executive Vice President with responsibility for sales and marketing. Previously, he served as Vice President responsible for operations, sales, project management, and our reseller channel. Prior to that, Mr. Horton served as Executive Vice President for LAWTRAC Development Corporation from 2001 to 2003. He studied at Western New Mexico University and the University of Texas at El Paso.

        Chris Johnson    Mr. Johnson joined Syngence Corporation in November 2007. Prior to that, he was controller for LION, Inc., From February 2005 to November 2007, he was responsible for managing the company's day-to-day financial operations and designing and implementing systems to improve the timeliness and accuracy of financial reporting. From 2001 to 2004, Mr. Johnson was chief financial officer and member of Bluejack Systems LLC, a start-up business in the telecommunications industry specializing in voice, data and cable network products. Mr. Johnson is a certified public accountant and holds a Bachelor of Science in Accounting and Finance from Central Washington University.

        Douglas Matzke    Dr. Matzke serves as our Chief Technology Officer and has been employed by Syngence since 2006. From 2001 to 2006, Dr. Matzke served as Senior Research Scientist for Lawrence Technologies LLC. Dr. Matzke has six patents granted, eight patents disclosed and over thirty papers published, in addition to having been awarded a number of research grants. Dr. Matzke earned a Bachelor's degree in Electrical Engineering from University of Wisconsin and his Masters and Ph.D in Electrical Engineering from the University of Texas.

        Johan Liedgren    Mr. Liedgren has served as our Chairman of the Board since the organization of Syngence Corporation in 2007. Since 1998, Mr. Liedgren has been a consultant to and an active investor in software, entertainment and technology companies. Mr. Liedgren attended Stockholm University to study Economics, Sociology and Philosophy, and completed his military service at the Swedish Naval School of Intelligence.

        Geoffrey Osler    Mr. Osler has served as a director of the Company since the organization of Syngence Corporation in 2007. From 2001 to 2006, Mr. Osler served as Director of Partner Marketing for Adobe Systems, Inc., where he was responsible for the creation and branding of the Adobe

Solutions Network. Mr. Osler holds a Bachelor of Arts in Political Science and Journalism from the University of Western Ontario, Canada.

        Steven Ringelberg    Mr. Ringelberg has served as a director of the Company since August 2007. Mr. Ringelberg is Chief Operating Officer of Vanguard Integrity Professionals, Inc., an enterprise security software vendor, where he has worked since April 2004. Previously he served as vice president of business development, director of international operations and chief legal officer for Vanguard. From June 2006 to April 2007 Mr. Ringelberg was the chief administrative officer and general counsel for Exstream Software, an enterprise document automation software company, where he also served as acting CFO and vice president of business development. From January 2002 to May 2006, Mr. Ringelberg was director and general counsel of Honkworm International, an on-line media company based in Seattle. He holds a Bachelor of Arts in history from Oberlin College and a J.D. from New York University School of Law.

Committees of the Board of Directors

        The Board will establish three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Our present board of directors consists of four directors, two of whom are independent directors. Accordingly, the board currently acts only as a single unit. However, prior to the effectiveness of this offering we will appoint additional independent directors and will assign them to the various committees. Each committee will be made up entirely of independent directors.

        Audit Committee.    The Audit Committee will oversee our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with auditors and audits of financial statements. Specifically, the Audit Committee's responsibilities will include the following:

  •
  selecting, hiring and terminating our independent auditors;

  •
  evaluating the qualifications, independence and performance of our independent auditors;

  •
  approving the audit and non-audit services to be performed by the independent auditors;

  •
  reviewing the design, implementation and adequacy and effectiveness of our internal controls and critical policies;

  •
  overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and other accounting matters;

  •
  with management and our independent auditors, reviewing any earnings announcements and other public announcements regarding our results of operations; and

  •
  preparing the report that the Securities and Exchange Commission requires in our annual proxy statement.

        Mr. Ringelberg will serve as chair of the Audit Committee. The Board has determined that Mr. Ringelberg is an "audit committee financial expert," as that term is defined in Item 401(h) of Regulation S-K, and "independent" for purposes of Nasdaq Capital Market listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934.

        Compensation Committee.    The Compensation Committee will assist the Board in determining the development plans and compensation of our officers, directors and employees. Specific responsibilities will include the following:

  •
  approving the compensation and benefits of our executive officers;

  •
  reviewing the performance objectives and actual performance of our officers; and

  •
  administering our stock option and other equity and incentive compensation plans.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee will assist the Board by identifying and recommending individuals qualified to become members of the Board, reviewing correspondence from our stockholders and establishing and overseeing our corporate governance guidelines. Specific responsibilities will include the following:

  •
  evaluating the composition, size and governance of our Board and its committees and making recommendations regarding future planning and the appointment of directors to our board and committees;

  •
  establishing a policy for considering shareholder nominees to our Board;

  •
  reviewing our corporate governance principles and making recommendations to the Board regarding possible changes; and

  •
  reviewing and monitoring compliance with our Code of Ethics and insider trading policy.

        We plan to adopt a Code of Ethics that applies to our principal executive officer, principal financial officer and other senior finance and accounting staff with responsibility for maintaining accounting records, preparing financial statements, preparing and filing reports with the SEC and making other public communications regarding the Company.

Compensation Committee Interlocks

        We do not expect that the Compensation Commitee, when staffed, will have interlocks.

Compensation of Directors

        Directors receive cash compensation of $1,000 per in-person meeting and $500 for each telephonic meeting attended. Committee meetings are compensated at the above rates only if they occur separately from Board meetings. In addition, the chairs of the Board (if that position is filled by a non-employee director) and the Audit Committee each receive an additional cash payment of $5,000 per year, and the chairs of the other committees receive an additional cash payment of $3,000 per year. In light of the extraordinary amount of time anticipated to be required of the Board chair in the first year of our operation, the fee for 2007 only is $10,000.

        Non-employee directors are granted 10,000 options upon appointment or election and receive an additional 3,000 options at each annual meeting at which they are elected to continue to serve as directors. The options expire ten years from the date of the grant and vest one quarter on the grant date and one quarter on each of the next three anniversaries of the grant date if the director remains in office. If a change of control occurs, the Board may, but is not required to, declare any or all such options vested at or immediately prior to such change of control or may provide that all unexercised options terminate upon such change of control.

        For a period of six months following the date of election or appointment, non-employee directors are offered the opportunity to purchase from us up to 10,000 additional shares of our common stock for 90% of the stock's then fair market value. In the case of such an election, we will also make a gross-up payment in the deemed amount of the income tax owing with respect to the purchase. Any stock so purchased will be restricted from any resale for a period of two years from the date of purchase.

        We employ two directors as consultants under consulting contracts described under "Certain Relationships and Related Transactions". In other cases in which non-employee directors perform work at our request beyond the scope of their duties as directors and committee members, such work is compensated at the rate of $2,000 per day unless other arrangements are made.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

        The Compensation Committee of the Board of Directors will be composed of three members, each of whom is independent under applicable rules and regulations. The Committee will review and approve corporate goals and objectives relevant to the CEO's performance, evaluate the CEO's performance in light of those goals and objectives and recommend the CEO's compensation level based on this evaluation. Pursuant to its charter, the Committee will also review and make recommendations to the Board with respect to the compensation of all officers. The Committee may not delegate its authority to a subcommittee. The Committee will receive recommendations from the CEO as to compensation of other officers, and the CEO will generally participate in Committee discussions regarding the compensation of other officers. The CEO does not vote on compensation matters put before the Committee or the Board.

        The committee will also review and make recommendations to the Board with respect to incentive-compensation plans, equity-based plans, and employee benefit plans. The Committee has the authority to (a) establish, implement, and administer all incentive compensation plans, equity-based plans and employee benefit plans for our directors, officers and employees, (b) determine the individuals eligible for participation, consistent with the eligibility provisions of the respective programs, and set performance milestones under each of those programs, and (c) grant stock options to eligible individuals in accordance with the plans approved by our stockholders. The CEO has the ability to grant stock options to non-executive employees.

        The Committee has sole authority to retain and terminate any compensation consulting firm used to assist the Committee and is responsible for approving such firm's fees and other retention terms. The Committee has not engaged any such compensation consultant to date. Rather, the Board has conducted informal surveys of comparable public companies in the computer software and technology industries and relied on its collective business experience and judgment in order to evaluate the competitiveness of our executive compensation programs in terms of executive salary ranges, salary structure adjustments and long-term incentive grant levels.

Elements and Objectives of our Compensation Program

        The compensation program for our executive officers is comprised of three elements: (1) base salary, (2) annual performance-based cash bonus and (3) long-term incentive compensation in the form of restricted stock or stock option grants.

Philosophy

        Our compensation policies for officers (including the named executive officers) are designed to compensate our executives fairly and to provide incentives for the executives to manage our business effectively for the benefit of our stockholders.

        The key objectives of our executive compensation policies are to attract and retain key executives who are important to our long term success and to provide incentives for those executives to achieve high levels of job performance and to strive to enhance stockholder value. We seek to achieve these objectives by paying our executives a competitive level of base compensation, as compared with companies of similar size and in similar industries with which we compete for executive talent, and by providing our executives an opportunity for further reward for outstanding performance in both the short term and the long term. It is the current policy of the Board to set base salaries conservatively and to emphasize opportunities for performance-based rewards through annual cash bonuses and stock option grants, based upon the achievement of defined earnings targets and performance goals that improve stockholder value.

Use of Market Survey Data

        The Board has used and the Committee will use competitive market data from information gleaned from a number of sources, including information from the filings of public companies and information available to Board or Committee members through their professional affiliations outside our Company, to establish competitive ranges of base salary and incentive compensation opportunities. The Committee focuses on public companies of a size similar to ours in the computer software and technology industries.

1. Base Salaries

        The following table sets forth the current base salaries of our Chief Executive and Chief Financial Officers and two additional executive officers:

Executive Officer	Position	Current base salary
Randall Miles	President, Chief Executive Officer and Director	$200,000
Edward Horton	Executive Vice President—Sales	$185,000
Chris Johnson	Vice President and Chief Financial Officer	$120,000
Douglas Matzke	Chief Technology Officer	$125,000

        We attempt to establish base salary levels for our executive officers that are competitive with those at companies of similar size in the computer software and technology industries. In determining individual salaries within the established ranges, we take into account individual experience, job responsibility and individual performance. We do not assign a specific weight to each of these factors in establishing individual base salaries. Each executive officer's salary will be reviewed annually, and increases to base salary will be made to reflect competitive market increases and the factors described above.

        In determining current salaries, we relied principally on negotiations with the affected individuals in connection with the acquisition of the business from Syngence, LLC and the retention of such individuals. We believe that current executive salaries are appropriate under the current circumstances.

        The Board determined the Chief Executive Officer's compensation for fiscal year 2007, employing the same criteria that it used to set compensation for other executive officers. The Chief Executive Officer's base salary was determined based on the criteria described in the preceding paragraph.

2. Annual Performance-Based Bonuses

        Annual performance bonuses for our executive officers are paid in cash and are based on our achievement of annual goals and objectives. These objectives may change from year-to-year as we continue to evolve and different priorities are established, and they are subject to the review and approval of the Compensation Committee and the Board. Awards under our bonus programs are based on a thorough quantitative and qualitative review of all the facts and circumstances related to our performance. The Compensation Committee and the Board will approve the annual incentive award for the Chief Executive Officer. For all other executive officers, the Compensation Committee and the Board will approve the annual incentive award with input from the Chief Executive Officer.

3. Long-Term Stock-Based Incentive Awards

        The following table sets forth stock-based incentive awards to our Chief Executive and Chief Financial Officers and an additional two executive officers, all of which were awarded in 2007:

Executive Officer	Grant Date	Options Awarded(1)	Restricted Stock Award(2)	Exercise or Base Pay
Randall Miles	August 22, 2007	50,000		$5
Edward Horton	May, 17 2007		200,000 shares
Douglas Matzke	May, 17 2007		75,000 shares

(1)
Mr. Miles' options vest in equal annual increments on the first four anniversaries of his employment date of July 1, 2007, have a strike price of $5.00 per share and terminate five years from the date of grant.

(2)
Recipients of restricted stock awards purchased stock for $0.03 per share. One quarter of such shares is contractually unrestricted. The remaining stock is subject to a repurchase right of Syngence at the original purchase price upon termination of employment. The restriction lapses with respect to one quarter of the total amount of purchased stock on each of the three anniversaries of the date of purchase.

        The incentive awards granted in 2007 to date reflect our desire to provide an incentive to each executive officer to contribute to the growth of our business and achieve a strong leadership position in our target markets so that maximum shareholder value is realized. In light of these factors, the award of stock options and restricted stock grants is consistent with our pay-for-performance philosophy. We do not have a policy with regard to the percentage of compensation composed of salary, bonus and stock awards.

        Options granted to employees, including executive officers, under our 2007 Stock Incentive Plan are generally intended to qualify as incentive stock options. If the aggregate fair market value of the stock with respect to which options are exercisable for the first time during any calendar year exceeds $100,000, the options will be treated as nonqualified stock options. We receive no tax deduction from the exercise of an incentive stock option unless the optionee disposes of the acquired shares before satisfying certain holding periods. The Committee believes that the grant of incentive stock options, despite the fact that the expenses associated with such incentive stock options are generally not deductible, benefits the Company by encouraging the long-term ownership of our stock by officers and other employees.

        Under our compensation policy, stock options and restricted stock grants are the primary vehicle for rewarding long-term achievement of our goals. The objectives of the stock incentive program are to align employee and stockholder long-term interests by creating a strong and direct link between compensation and increases in share value. Under our 2007 Stock Incentive Plan, either the Board or the Compensation Committee may grant options or restricted stock to key employees of Syngence. Options to purchase our common stock are granted at an exercise price equal to the fair market value of the shares on the date of grant (the last sale price as reported on the market system on which our common stock is actively traded on the date of the grant). Our options generally vest ratably on an annual basis for the three to five years succeeding the grant date, depending on the terms of the specific option grant. Stock options generally have a ten-year term but terminate earlier if employment is terminated. Option grants to executive officers depend upon the level of responsibility and position, the Committee's subjective assessment of performance, the number of options granted in the past and the exercise price of such grants, among other factors.

Benefits

Pension Benefits

        We do not provide a pension plan for our officers or employees.

Change in Control Benefits

        We have not made any arrangements to provide benefits to the named executive officers if their employment is involuntarily terminated as a result of a change of control of the Company.

401(k) Savings Plan

        We have implemented a savings plan for all eligible employees, which qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 90% of their pretax salary, but not more than statutory limits. The Company currently does not offer a matching program, but intends to implement one. All employees, including executive officers and named executive officers, are eligible to participate in the plan when their employment with Syngence begins.

Stock Ownership Guidelines

        We have not established guidelines regarding the ownership of stock by our executive officers, other than to restrict purchases and sales of our stock during specified periods surrounding earnings releases and releases of other material investor information.

Limitations of Directors' Liability and Indemnification

        Our Certificate of Incorporation provides that no director shall be personally liable to Syngence or its stockholders for monetary damages for conduct as a director, but does not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Delaware General Corporation Law ("DGCL"). No amendment to the DGCL that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission that occurs prior to the effective date of the amendment.

        Our Certificate of Incorporation also provides that we must indemnify and hold harmless each of our directors and officers to the fullest extent not prohibited by the DGCL who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of Syngence), by reason of the fact that such person is or was a director, officer, employee or agent of Syngence or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of Syngence, or serves or served at the request of Syngence as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. We must pay for or reimburse the reasonable expenses incurred by any such current or former director or officer in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (a) the person's good faith belief that the person is entitled to indemnification under our Certificate of Incorporation and (b) the person's agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under our Certificate of Incorporation.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons pursuant to our Certificate of Incorporation, Bylaws and the DGCL, we have been advised that in the opinion of the Securities and Exchange Commission ("SEC") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        To assist with our transition to public company status and with our anticipated growth, discussed elsewhere in this prospectus, we have retained the services of Messrs. Osler and Rutkowski, two of our founding stockholders as consultants under the terms of written consulting agreements. The agreements are filed as exhibits to the registration statement of which this prospectus is a part. These arrangements are designed to assist us in a transition process and are not currently contemplated to remain in effect beyond the completion of that process. The following constitutes a summary of the material terms of the agreements. Investors desiring additional information should refer to the agreements themselves.

        Under Mr. Osler's agreement, Mr. Osler has agreed to provide consulting services in the area of marketing. In this capacity, Mr. Osler will act as an independent contractor and not as an employee of Syngence. Mr. Osler will provide corporate and product marketing services at the request and under the supervision of our Chief Executive Officer and will be paid a retainer of $10,000 per month during the term of the agreement. In addition, Mr. Osler may be entitled to a cash bonus if and as determined by the Board of Directors. The agreement is terminable by us or by Mr. Osler on 30 days' prior written notice.

        Under Mr. Rutkowski's agreement, Mr. Rutkowski has agreed to provide consulting services in the area of business development and strategy, budget review, corporate and marketing communication strategies and strategic transactions. Mr. Rutkowski is entitled to compensation at the rate of $15,000 per month during the term of the agreement. In addition, Mr. Rutkowski may be entitled to a cash bonus if and as determined by the Board of Directors. The agreement is terminable by us or by Mr. Rutkowski on 30 days' prior written notice.

        Under the terms of our agreement to purchase the assets of Syngence, LLC, we agreed to assume certain obligations of Syngence, LLC to George Noga, a former Syngence officer, for loans made by him to Syngence, LLC. The funds were used to defray operating expenses of Syngence, LLC. On May 17, 2007, we assumed this obligation by issuing to Mr. Noga a promissory note in a principal amount of $250,000 of which $125,000 was immediately repaid to Mr. Noga. The note bears interest at the rate of 5% per annum. The balance of the principal and accrued interest on the note is payable on the first anniversary of the date of its issuance and is prepayable in whole or in part at any time without penalty. Mr. Noga and the Company entered into a Separation Agreement and General Release, dated October 2, 2007, in which Mr. Noga agreed to resign from his position with the Company and provide for four months of consulting services to the Company.

        We have an agreement with Liedgren Design AB to provide certain design services to the Company. Under the agreement, Liedgren Design AB is entitled to a payment of $26,600 upon completion of the redesign of Syngence Corporation's visual identity. Mr. Oskar Lidegren, a partner in Liedgren Design AB, is the brother of Johan Liedgren, our Chairman of the Board.

        The company intends to adopt a policy for transactions with related persons prior to the effectiveness of this offering.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of November 14, 2007 by each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; each of our directors and executive officers; and all of our directors and executive officers as a group. The following table takes into account the issuance of 610,909 shares of common stock that we will issue to holders of the Secured Notes on the date of this prospectus (based on an assumed initial public offering price of $5.50 per unit).

        The table does not take into account any shares of common stock sold as a result of the exercise of the over-allotment option granted to the representative. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all of the shares owned by them. The individual stockholders have furnished all information concerning their respective beneficial ownership to us.

		Percent of Shares Outstanding
	Number of Shares Beneficially Owned(2)
Name of Beneficial Owners(1)		Before the Offering(3)	After the Offering(3)
Willis L. Stowers, Jr.	375,000	21.1	8.5
Johan Liedgren	266,666	15.0	6.1
Geoffrey Osler(4)	266,666	15.0	6.1
Richard Rutkowski(5)	266,666	15.0	6.1
Syngence, LLC	250,000	14.1	5.7
Edward Horton(6)	200,000	11.3	4.6
Douglas Matzke(6)	75,000	4.2	1.7
All Officers and Directors as a group (four people)	808,332	45.5	18.5

*
Less than 1%

(1)
All addresses are Syngence Corporation, 5151 Belt Line Rd., Suite 1100, Dallas, Texas 75254, except for that of Willis L. Stowers, Jr., which is 81 El Dorado Drive, Little Rock, Arkansas 72212 and that of Richard Rutkowski, which is 3125 East Laurelhurst Drive, NE, Seattle, Washington 48105.

(2)
According to the rules and regulations of the SEC, shares that a person has a right to acquire within 60 days of the date of this prospectus are deemed to be outstanding for the purpose of computing the percentage ownership of that person. However, shares that other persons have the right to acquire within 60 days of the date of this prospectus are not deemed outstanding for the purpose of computing that person's percentage ownership.

(3)
Based on 1,774,998 shares issued and outstanding immediately before this offering and 4,385,907 shares issued and outstanding immediately after this offering.

(4)
This does not include the 266,666 shares attributed to Mr. Rutkowski, which shares are owned of record by Geoffrey Osler as Trustee for the benefit of trusts for Mr. Rutkowski's children.

(5)
Mr. Rutkowski disclaims beneficial ownership of these shares. These shares are owned of record by Geoffrey Osler as Trustee for the benefit of trusts for Mr. Rutkowski's children.

(6)
On May 17, 2007, each of Mr. Horton and Mr. Matzke purchased restricted shares at a price of $0.03 per share subject to a vesting schedule in which 25% of the shares vested upon purchase and the remainder will vest in equal increments annually on the anniversary of the purchase date for three years. If the employment of either of Mr. Horton or Mr. Matzke is terminated for any reason, any unvested shares are subject to repurchase by the Company at the original purchase price.

DESCRIPTION OF SECURITIES

        As of the date of this prospectus, our authorized capital stock consists of 19,000,000 shares of common stock, par value $.00001 per share, and 1,000,000 shares of undesignated preferred stock, par value $.00001 per share. After this offering, we will have 4,334,998 shares of common stock issued and outstanding, or 4,634,998 shares if the over-allotment option is exercised in full. At the time this offering is effective, we will have 2,334,998 shares of common stock outstanding held of record by approximately 62 stockholders after taking into account 560,000 shares of common stock that we will issue to the holders of the Secured Notes. The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our Certificate of Incorporation and our Bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the DGCL.

Units

        Each unit consists of one share of common stock and one Class A warrant. Each Class A warrant entitles the holder thereof to purchase one share of common stock. Initially, only the units will trade. The common stock and the Class A warrants included in the units will not trade separately until the 30th calendar day following the date of this prospectus or the first trading day thereafter if the 30th day is a weekend or holiday. Once separate trading in the common stock and warrants commences, the units will cease trading and will be delisted.

        At closing, we will deliver only unit certificates. An investor may request physical delivery of the certificate and may immediately request that the unit certificate be exchanged for stock and Class A warrant certificates. If the investor does so before the stock and Class A warrants trade separately, trades based on the stock and unit warrant certificates will not clear until trading in those securities commences.

Common Stock

        Subject to the rights specifically granted to holders of any shares of our preferred stock we may issue in the future, holders of our common stock are entitled to vote together as a class on all matters submitted to a vote of our stockholders and are entitled to any dividends that may be declared by our Board of Directors. Holders of our common stock do not have cumulative voting rights. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets after payment of or provision for all liabilities and any preferential liquidation rights of any shares of our preferred stock we may issue in the future. Holders of our common stock have no preemptive rights to purchase shares of our common stock. The issued and outstanding shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and the shares of our common stock to be issued in this offering or upon exercise of the Class A warrants will be, upon payment of the relevant purchase or exercise price, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Class A Warrants

        General.    Immediately after this offering, there will be 2,000,000 Class A warrants issued and outstanding. An additional 200,000 Class A warrants will be issuable on exercise of the Representative's warrant. The Class A warrants issued in this offering may be exercised at any time beginning 30 days after the date of this prospectus and ending on the fifth anniversary of the date of this prospectus. Each Class A warrant entitles the holder to purchase one share of common stock at an exercise price equal to 150% of the unit offering price. This exercise price will be adjusted if specific events, summarized below, occur. A holder of Class A warrants will not be deemed a holder of the underlying stock for any purpose until the Class A warrant is exercised.

        Redemption.    At any time more than six months from the date of this prospectus, we will have the right to redeem the Class A warrants at a price of $0.25 per warrant, after providing 30 days' prior written notice to the warrant-holders, if the closing price for our common stock, as reported on the principal market on which our stock trades, has been at or above 200% of the unit offering price for any five consecutive trading days. If we choose to redeem Class A warrants, we will send a written notice of redemption by first class mail to holders of the Class A warrants at their last known address appearing on the registration records maintained by the warrant agent. No other form of notice or publication or otherwise will be required. If we call the Class A warrants for redemption, the holders of the Class A warrants will then have to decide whether to sell the Class A warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption. If the Class A warrants are not covered by a current registration statement or are not qualified for sale under the laws of the state in which holders reside, warrantholders may not be able to exercise them.

        Exercise.    To exercise a Class A warrant, the holder must deliver to our warrant agent the Class A warrant certificate on or before the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of Class A warrants being exercised. Fractional shares of common stock will not be issued upon exercise of the Class A warrants; any resulting fractional share will be rounded down.

        In order to exercise the warrants, the shares of common stock underlying them must be covered by an effective registration statement. At present, we plan to have a registration statement current when the warrants are redeemed. However, we cannot provide absolute assurances that an effective registration statement will be in place at the relevant time(s). These factors may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

        Adjustments of exercise price.    The exercise price of the Class A warrants will be adjusted if we declare any stock dividend to stockholders or effect any split or stock combination with regard to our common stock. If we effect any stock split or stock combination with regard to our common stock, the exercise price in effect immediately before the stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment of the exercise price will also result in an adjustment of the number of shares underlying a Class A warrant or, if we elect, an adjustment of the number of Class A warrants outstanding.

Preferred Stock

        Under our Certificate of Incorporation, our Board of Directors has the authority, without further action by the stockholders, to issue from time to time up to 1,000,000 shares of preferred stock in one or more series. The Board of Directors may fix the number of shares, designations, preferences, powers and other special rights of each series of the preferred stock. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock, adversely affect the rights and powers, including voting rights, of the holders of common stock, or have the effect of delaying, deferring or preventing a change in control in Syngence. The rights and preferences may include, but are not limited to:

  •
  the title of the preferred stock;

  •
  the maximum number of shares of the series;

  •
  the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

  •
  any liquidation preference;

  •
  any redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

  •
  any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;

  •
  any voting rights; and

  •
  any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

        Any shares of preferred stock we issue will be fully paid and nonassessable. We do not have any outstanding shares of preferred stock as of the date of this prospectus.

Authorized but Unissued Shares

        The authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common or preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation, unless the corporation's certificate of incorporation requires a greater percentage. Our certificate of incorporation does not impose any supermajority vote requirements.

Transfer Agent, Warrant Agent and Registrar

        The transfer agent and registrar for our common stock and the warrant agent for the Class A warrants will be Computershare Trust Company of Canada, located at 1500 University Street, Suite 700, Montreal, Quebec H3A 3S8.

SHARES ELIGIBLE FOR FUTURE SALE

This Offering

        After this offering is completed we expect to have 4,385,907 shares of common stock outstanding. This number assumes a public offering price of $5.50 per unit and no exercise of the over-allotment option, the Class A warrants or the Representative's warrants. If the Representative's over-allotment is exercised in full we expect to have 4,685,907 shares of common stock outstanding. Of these shares, the 2,000,000 shares of common stock issued as part of the units sold in this offering (2,300,000 shares if the Representative's over-allotment is exercised in full) will be freely tradable without restrictions or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act. The 2,000,000 shares of common stock underlying the Class A warrants issued as part of the units sold in this offering (2,300,000 shares of common stock if the over-allotment option is exercised in full) will also be freely tradable after exercise of the warrants, except for shares held by our affiliates.

Outstanding Restricted Stock

        The remaining 1,774,998 outstanding shares of common stock will be restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. The holders of these shares have agreed not to sell or otherwise dispose of any of their shares of common stock for a period of one year after completion of this offering, without the prior written consent of Paulson Investment Company, Inc., the Representative, subject to certain limited exceptions. After the expiration of the lock-up period, or earlier (subject to holding period limitations under Rule 144) with the prior written consent of the Representative, all of the outstanding restricted shares may be sold in the public market pursuant to Rule 144.

        In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a specified maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k), a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

Representative's Warrants

        In connection with this offering, we have agreed to issue to the Representative warrants to purchase 200,000 units at a price of $6.60 per unit (120% of the initial public offering price of the units.) The Representative's warrants will be exercisable for units at any time beginning one year after the effective date of this offering until the fifth anniversary of the effective date. However, neither the Representative's warrants nor the underlying securities may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of one year immediately following the date of effectiveness or commencement of sales of the offering, except to any member participating in the offering and the officers or partners thereof, and only if all securities so transferred remain subject to the one-year lock-up restriction for the remainder of the lock-up period.

After one year, the warrants may be transferred (a) without restriction to any officer, director or shareholder of an underwriter or (b) to any other person, provided that the transferred warrants must be immediately exercised. We will cause the registration statement of which this prospectus is a part to remain effective until the earlier of the time that all of the Representative's warrants have been exercised and the date which is five years after the effective date of the offering or will file a new registration statement covering the exercise and resale of those securities. The common stock and Class A warrants issued to the Representative upon exercise of these representative's warrants will be freely tradable.

Registration Rights

        We have agreed to register for resale 610,909 shares of common stock that we will issue to holders of the Secured Notes on the date of this prospectus (based on an assumed initial public offering price of $5.50 per unit), to file a resale registration statement within 30 days after the date of this prospectus and thereafter to use our best commercial efforts to cause the registration statement to become and, with certain exceptions, remain effective until all of the securities having such registration rights may be freely resold without registration under Rule 144(k). We will be subject to a late fee of 2% of the original investment amount per month during any period in which we are in breach of these obligations.

UNDERWRITING

        Paulson Investment Company, Inc. is acting as the representative of the underwriters named below. We have entered into an underwriting agreement with these underwriters regarding the units being offered under this prospectus. In connection with this offering and subject to certain conditions, each of these underwriters has severally agreed to purchase, and we have agreed to sell, the number of units set forth opposite the name of the underwriter.

Underwriter	Number of Units
Paulson Investment Company, Inc.	2,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all of the units offered by this prospectus, other than those covered by the over-allotment option, if any units are purchased. The underwriting agreement also provides that the underwriters' obligations to pay for and accept delivery of the units is subject to the approval of certain legal matters by counsel and other conditions, including, among other things, the requirements that no stop order suspending the effectiveness of the registration statement be in effect and that no proceedings for this purpose have been instituted or threatened by the SEC.

        The Representative has advised us that the underwriters propose to offer our units to the public initially at the offering price set forth on the cover page of this prospectus and to selected dealers at that price less a concession of not more than $xx per unit. The underwriters and selected dealers may reallow a concession to other dealers, including the [what], of not more than $xx per unit. After the public offering of the units is complete, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

        The underwriters have informed us that they do not expect to confirm sales of our units offered by this prospectus on a discretionary basis.

        Over-allotment Option.    Pursuant to the underwriting agreement, we have granted the Representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 300,000 units on the same terms as the other units being purchased by the underwriters from us. The Representative may exercise the option solely to cover over-allotments, if any, in the sale of the units that the underwriters have agreed to purchase. If the over-allotment option is exercised in full, the total public offering price, underwriting discount and proceeds to us before offering expenses will be $xx, $xx and $xx, respectively.

        Stabilization and Other Transactions.    The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids, as described more fully below.

  •
  Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

  •
  Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than it purchases from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

  •
  Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

  •
  A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the common stock originally sold by the underwriter were later repurchased by the managing underwriter and therefore was not effectively sold to the public by such underwriter.

        If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise.

        Indemnification.    The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Underwriters' Compensation.    We have agreed to sell the units to the underwriters at the initial offering price of $xx per unit, which represents the initial public offering price of the units set forth on the cover page of this prospectus less an xx% underwriting discount. The underwriting agreement also provides that the Representative will be paid a nonaccountable expense allowance equal to xx% of the gross proceeds from the sale of the units offered by this prospectus, excluding any units purchased on exercise of the over-allotment option.

        On completion of this offering, we will issue to the Representative a warrant to purchase up to 200,000 units, for a price per unit equal to 120% of the initial public offering price of the units. The Representative's warrants will be exercisable for units at any time beginning one year after the effective date of this offering and will expire on the fifth anniversary of the effective date. However, neither the Representative's warrants nor the underlying securities may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of one year immediately following the date of effectiveness or commencement of sales of the offering, except to any member participating in the offering and the officers or partners thereof, and only if all securities so transferred remain subject to the one-year lock-up restriction for the remainder of the lock-up period. After one year, the warrants may be transferred (a) without restriction to any officer, director or shareholder of an underwriter or (b) to any other person provided that the transferred warrants must be immediately exercised.

        The holder of the Representative's warrants will have, in that capacity, no voting, dividend or other shareholder rights. Any profit realized on the sale of the units issuable upon exercise of these warrants may be deemed to be additional underwriting compensation. The securities underlying these warrants are being registered pursuant to the registration statement of which this prospectus is a part. During the term of the Representative's warrants, the holder thereof is given the opportunity to profit from a rise in the market price of our common stock or our Class A warrants. We may find it more difficult to raise additional equity capital while the Representative's warrants are outstanding. At any time at which the Representative's warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

        The following table summarizes the underwriting discount and non-accountable expense allowance we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	Per unit	Total Without over-allotment	With over-allotment
Underwriting discount
Non-accountable expense allowance

        Lock-Up Agreements.    All our officers and directors and all of our pre-offering stockholders have agreed that, for a period of one year from the date this registration statement becomes effective, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the Representative. The Representative may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of an officer, director or other stockholders' financial emergency. We are unaware of any officer, director or current shareholder who intends to ask for consent to dispose of any of our equity securities during the lock-up period.

        Determination of Offering Price.    The public offering price of the units offered by this prospectus and the exercise price and other terms of the Class A warrants were determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the units and the exercise price of the warrants were:

  •
  our history and our prospects;

  •
  the industry in which we operate;

  •
  the status and development of our products;

  •
  our past and present operating results;

  •
  the previous experience of our executive officers; and

  •
  the general condition of the securities markets at the time of this offering.

        The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units, or the common stock and Class A warrants contained in the units, can be resold at or above the initial public offering price.

LEGAL MATTERS

        The validity of the common stock offered by this prospectus will be passed upon for us by Stoel Rives LLP. The underwriters have been represented by Tonkon Torp LLP, Portland, Oregon.

EXPERTS

        Peterson Sullivan PLLC, an independent registered public accounting firm, has audited the financial statements of Syngence, LLC as of and for the years ended December 31, 2004, 2005 and 2006. We have included these financial statements in this prospectus, and in the registration statement, of which this prospectus is a part, in reliance on Peterson Sullivan PLLC's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        In connection with the units offered by this prospectus, we have filed a registration statement on Form S-1 under the Securities Act with the SEC. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits. For further information with respect to our units, stock and warrants, and us you should refer to the registration statement and the accompanying exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to. You may inspect a copy of the registration statement and the accompanying exhibits without charge at the Securities and Exchange Commission's public reference facilities, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies of all or any part of the registration statement from this office for a fee. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is http://www.sec.gov.

        We intend to furnish our stockholders with annual reports containing financial statements audited by an independent registered public accounting firm.

You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common stock in any circumstances under which the offer or solicitation is unlawful.

SYNGENCE CORPORATION
INDEX TO FINANCIAL STATEMENTS

SYNGENCE CORPORATION
BALANCE SHEET

June 30, 2007
(in thousands, except share data)
unaudited

ASSETS
Current Assets
Cash	$373
Accounts receivable
Trade	1,793
Other receivables	12
Prepaid expenses	6
Deferred offering costs	287

Total current assets	2,471
Property and Equipment, net	69
Other Assets	7
Intangible Assets, net	1,153

Total assets	$3,700

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$905
Accrued interest	35
Accrued salaries and benefits	150
Other accrued liabilities	136
Unearned revenue	41
Notes payable, net	2,595
Bridge funding liability, net	900
Notes payable—related parties	125

Total current liabilities	4,887
Stockholders' Equity (Deficit)
Preferred stock, par value $.0001 per share; authorized 1,000,000 shares; none issued and outstanding
Common stock, par value $.0001 per share; authorized 19,000,000 shares; 1,774,998 issued and outstanding	1
Additional contributed capital	29
Stock subscription receivable	(8)
Accumulated deficit	(1,209)

Total stockholders' equity (deficit)	(1,187)

Total liabilities and stockholders' equity (deficit)	$3,700

SYNGENCE CORPORATION and SYNGENCE, LLC
COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2007
(in thousands)
unaudited

	Syngence, LLC Period from January 1, 2007 Through May 17, 2007(1)	Syngence Corporation Period from February 27, 2007 (date of inception) through June 30, 2007	Pro forma Combined Syngence Corporation And Syngence, LLC Six Months Ended June 30, 2007(2)
Net revenues	$1,271	$1,009	$2,280
Expenses
Selling and marketing	358	292	650
Research and development	652	536	1,188
General and administrative	458	382	840

Total operating expenses	1,468	1,210	2,678

Loss from operations	(197)	(201)	(398)
Other income (expense)
Interest income		2	2
Interest expense	(194)	(1,010)	(1,204)

Net loss	$(391)	$(1,209)	$(1,600)

(1)
Date on which business of Syngence, LLC was acquired by Syngence Corporation.

(2)
Combines the data in the previous two columns.

SYNGENCE CORPORATION
STATEMENT OF STOCKHOLDERS' EQUITY

For the Period February 27, 2007 (date of inception) to June 30, 2007
(in thousands, except share data)
unaudited

	Common Shares
					Total Stockholders' Equity (Deficit)
	Number of Shares	Amount	Stock Subscription Receivable	Accumulated Deficit
Issuance of common stock	1,774,998	$30	$(8)		$22
Net loss				$(1,209)	(1,209)

Balances at June 30, 2007	1,774,998	$30	$(8)	$(1,209)	$(1,187)

SYNGENCE CORPORATION
STATEMENT OF CASH FLOWS

For the Period February 27, 2007 (date of inception) to June 30, 2007
(in thousands)
unaudited

Cash Flows from Operating Activities
Net loss	$(1,209)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,033
Changes in assets and liabilities
Accounts receivable	(923)
Prepaid expenses	3
Deferred offering costs	(287)
Accounts payable	154
Accrued interest	35
Accrued salaries and benefits	70
Other accrued liabilities	136
Unearned revenue	19

Net cash used in operating activities	(969)
Cash Flows from Investing Activity
Cash paid on purchase of business	(1,075)

Net cash used by investing activities	(1,075)

Cash Flows from Financing Activities
Payments on notes payable—related parties	(115)
Proceeds from notes payable	2,520
Proceeds from issuance of common units	12

Net cash provided by financing activities	2,417

Net increase in cash	373
Cash, beginning of year	0

Cash, end of year	$373

Supplementary Disclosures:
Bridge Funding Liability	$3,360
Cash paid for interest	0

NOTES TO FINANCIAL STATEMENTS
(in thousands, except share data)

Note 1. Nature of Operations and Significant Accounting Policies

Nature of Operations

        Syngence Corporation ("the Company") was incorporated in Delaware on February 27, 2007 under the name Krona Acquisition Corporation to acquire the business and assets of Syngence, LLC, a Texas limited liability company. On May 29, 2007, following that acquisition, we changed our name to Syngence Corporation.

        The Company is primarily engaged in developing and providing fully-automated, computer-based document indexing and search products and services for litigation support.

Going Concern

        These financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $1,209 and a working capital deficiency of $2,416. In addition, notes payable in the amount of $2,800 are due November 30, 2007. The notes provide for up to three one-month extensions upon demand by Paulson Investment Company, Inc. The notes have been extended from October 31, 2007 to November 30, 2007, and the Company has notified the Placement Agent of its intent to request further extension of the notes to January 31, 2008. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

        The Company is currently in process of an initial public offering of 2,000,000 units consisting of common stock and warrants. The expected net proceeds from the sale of the 2,000,000 units at the expected offering price of $5.50 per unit is $9,340.

Cash and Cash Equivalents

        The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents for purposes of the statements of cash flows. The Company had no cash equivalents at June 30, 2007. The Company regularly has cash in excess of federally insured limits.

Accounts Receivable

        Accounts receivable consists of amounts due from customers. The Company uses the allowance method for recognizing bad debts. Management reviews accounts on a regular basis and the allowance for doubtful accounts is adjusted to the expected amount of uncollectible accounts. When an account is deemed uncollectible, it is written off against the allowance. The Company generally does not charge interest or require collateral for its receivables.

        As of June 30, 2007, the Company had two customers that accounted for approximately 86% of the accounts receivable balance.

Property and Equipment

        Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, generally three to ten years. Maintenance and repairs are expensed as incurred.

Intangible Assets

        Intangible assets are recorded at cost and are amortized using the straight-line method over the estimated useful lives of the related assets, which is three years.

Revenue Recognition

        Revenue is recorded when services are completed as requested by customers. From time to time, the Company will allow potential customers to use the Company's services on a trial basis. In those cases, it is left to the customer's discretion to keep the end product and pay for it. The Company recognizes revenue for services provided on a trial basis when the Company receives payment for such services.

        For the six months ended June 30, 2007, the Company had two customers that accounted for approximately 80% of revenues.

Research and Development Expenses

        Costs incurred related to software development are charged to research and development expense when incurred until technological feasibility has been established for the product. Due to the uniqueness of the Company's software development, the Company believes that technological feasibility is only established after the software is working and in use in operations; therefore all software development costs, including maintenance and upgrades, are expensed as incurred.

Advertising

        Advertising costs are included in selling expenses on the statements of operations and are expensed as incurred. Advertising expense amounted to $16 for the six months ended June 30, 2007.

Income Taxes

        Income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and income before income taxes and between the tax basis of assets and liabilities and their reported amounts in our financial statements.

        The Company is subject to state franchise tax, which is based on income or equity of the Company.

Share-Based Compensation

        The Company has adopted the fair value recognition provisions of SFAS 123(R). The Company estimates the grant date fair value of stock option awards under the provisions of SFAS 123(R) using the Black-Scholes option valuation model, which requires, among other inputs, an estimate of the fair value of the underlying common stock on the date of grant and the expected term of the options. Under SFAS 123(R), stock-based compensation costs for employees is recognized as expense over the employee's requisite service period, which is generally over the vesting period, on a straight-line basis.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

Note 2. Deferred Offering Costs

        The Company has incurred costs associated with its pending initial public offering. These costs have been classified as an intangible asset and presented on the balance sheet as "Deferred offering costs" in the amount of $287. Upon successful completion of the initial public offering, all such costs will be reclassified as a reduction of additional paid-in capital. Should the initial public offering not be completed, all such costs will be expensed in the period that the determination is made.

Note 3. Property and Equipment

        Property and equipment consists of the following at June 30, 2007:

	Estimated Useful Life
Office equipment	3 years	$15
Furniture and fixtures	10 years	30
Leasehold improvements	5 years	29
Software	3 years	3

		77
Accumulated depreciation		(8)

		$69

        Depreciation expense was $8 for the six months ended June 30, 2007.

Note 4. Intangible Assets

        Intangible assets consist of the following at June 30, 2007:

	Estimated Useful Life
Client list	3 years	$303
Intellectual property	3 years	900

		1,203
Accumulated amortization		(50)

		$1,153

        Amortization expense was $50 for the six months ended June 30, 2007.

Note 5. Notes Payable and Bridge Funding Liability

Notes payable, interest at 10%, secured by substantially all assets of the Company, due on October 31, 2007, extendable monthly with interest at 18%, to January 31, 2008.	$2,595
Bridge funding liability on notes payable, net of unamortized bridge funding discount.	900
Note payable to an officer, interest at 5%, due the earlier of the Company attaining $5 million in working capital on quarterly or annual financial statements or May 17, 2008.	125

$3,620

        The Company sold $2,800 of 10% secured promissory notes. The notes are secured by substantially all assets of the Company. Interest on the notes is payable quarterly commencing on the last day of the quarter in which the notes are issued. The entire principal amount of the notes and all accrued and unpaid interest due from the last quarterly interest installment date is due and payable on the earlier of November 30, 2007 (the "Maturity Date"), or the third business day following the completion of an underwritten public offering or a private placement by the Company resulting in gross proceeds of $5 million or more (a "Qualified Offering"). The notes provide for up to three one-month extensions upon demand by Paulson Investment Company, Inc. The notes have been extended from October 31, 2007 to November 30, 2007, and the Company has notified the Placement Agent of its intent to request further extension of the notes to January 31, 2008.

        Borrowings under the notes were $2,800 at June 30, 2007 with a 10% placement agent fee for net proceeds of $2,520. The net proceeds from the notes were primarily used to acquire the business of Syngence, LLC and for working capital. The amortization of the placement agent fee of $280 is recorded as interest expense and is being amortized over the initial term of the notes. The amortization expense for the six months ended June 30, 2007 was $75.

        As additional consideration for their purchase of notes, each purchaser will receive that number of equity securities to be issued in any initial public offering consummated before January 31, 2008, having a value, at the initial public offering price, of 120% of the notes purchased by that investor. The liability for additional equity consideration of $3,360 is recorded as Bridge Funding liability net of the unamortized Bridge Funding discount of $2,460. The Bridge Funding discount was recorded in the original amount of $3,360. The amortization of the Bridge Funding discount is recorded as interest expense and is being amortized over the initial term of the notes. The amortization expense for the six months ended June 30, 2007 was $900. The number of shares to be issued using the expected offering price of $5.50 is 610,909.

        If a Qualified Offering has not been consummated by the Maturity Date and the notes have not been repaid on or before the Maturity Date, then the holders of the notes may convert principal and any unpaid interest on the notes into common stock of the Company until the notes are paid in full. The conversion price is the lesser of $3.00, or if the shares are trading in a U.S. securities market, 70% of the average of the closing bid for the five trading days prior to notice of conversion. Each note holder has the right to convert up to 1/18th of the principal and any accrued and unpaid interest each month for 18 months on a cumulative basis commencing the first month following the Maturity Date provided the Company's shares are trading in a U.S. securities market. In the event the Company's shares are not trading in a U.S. securities market, note holders have the right to convert into shares of the Company's stock at any time following the Maturity Date at a price of $3.00 per share.

Note 6. Retirement Plan

        The Company has adopted a salary deferral retirement plan, or 401(k) plan. The plan covers all employees who meet the plan's eligibility requirements. The Company can make discretionary contributions to the plan. No contributions were made by the Company for the six months ended June 30, 2007

Note 7. Lease Commitment

        The Company leases office equipment and facilities under noncancellable operating leases. The Company incurred rent expense of $36 for the six months ended June 30, 2007. Future minimum lease payments amount to the following:

Six months ended December 31, 2007	$48
Year ended December 31, 2008	97
Year ended December 31, 2009	58
Year ended December 31, 2010	3

$206

INDEPENDENT AUDITORS' REPORT

To the Members
Syngence, LLC
Seattle, Washington

        We have audited the accompanying balance sheets of Syngence, LLC, a Texas limited liability company, as of December 31, 2004, 2005, and 2006, and the related statements of operations, members' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Syngence, LLC as of December 31, 2004, 2005, and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

        The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced recurring losses and negative cash flows from operations. In addition, in May 2007, the Company sold substantially all of its assets. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN PLLC
September 24, 2007

SYNGENCE, LLC
BALANCE SHEETS

December 31, 2004, 2005, and 2006

	2004	2005	2006
ASSETS
Current Assets
Cash	$115,551	$99,592	$9,210
Accounts receivable
Trade, net of allowance for doubtful accounts of of $48,325, $50,000, and $25,000 at December 31, 2004, 2005, and 2006, respectively	1,849,009	928,736	524,469
Related parties	10,632	4,220	2,100
Prepaid expenses	25,040	100,005	28,047

Total current assets	2,000,232	1,132,553	563,826
Property and Equipment, net	190,545	148,544	92,362
Other Assets	8,561	8,226	8,169

Total assets	$2,199,338	$1,289,323	$664,357

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable
Trade	$358,077	$372,335	$543,560
Related parties	545,354	902,897	1,131,039
Accrued interest—related parties	28,277	371,534	885,316
Other accrued liabilities	358,658	354,534	389,006
Unearned revenue			26,035
Lines-of-credit—related parties			328,952
Notes payable—related parties		700,000	1,285,000

Total current liabilities	1,290,366	2,701,300	4,588,908
Long-Term Lines-of-Credit—Related Parties	1,871,870	2,197,392	1,868,440

Total liabilities	3,162,236	4,898,692	6,457,348
Members' Equity (Deficit)
Preferred units, 2,750,000 Series I and Series II units issued and outstanding	1,900,000	1,900,000	1,900,000
Common units, 9,871,700 units issued and outstanding	1,018,736	1,018,736	1,018,736
Unit-based compensation			69,643
Accumulated deficit	(3,881,634)	(6,528,105)	(8,781,370)

Total members' equity (deficit)	(962,898)	(3,609,369)	(5,792,991)

Total liabilities and members' equity (deficit)	$2,199,338	$1,289,323	$664,357

See Notes to Financial Statements

SYNGENCE, LLC
STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2004, 2005, and 2005

	2004	2005	2006
Net revenues	$4,364,075	$3,683,508	$2,702,945
Expenses
Selling and marketing	2,413,452	2,661,446	1,386,875
Research and development	1,106,162	1,569,296	1,697,229
General and administrative	1,634,488	1,704,265	1,346,128

Total operating expenses	5,154,102	5,935,007	4,430,232

Loss from operations	(790,027)	(2,251,499)	(1,727,287)
Interest expense	150,078	394,972	525,978

Net loss	$(940,105)	$(2,646,471)	$(2,253,265)

See Notes to Financial Statements

SYNGENCE, LLC
STATEMENTS OF MEMBERS' EQUITY

For the Years Ended December 31, 2004, 2005, and 2006

					Common Units to be Issued
	Preferred Units		Common Units
										Total Members' Equity (Deficit)
	Number of Units	Amount	Number of Units	Amount	Number of Units	Amount	Unit-Based Compensation	Deferred Compensation	Accumulated Deficit
Balances at December 31, 2003	2,750,000	$1,900,000	9,371,700	$18,736	150,000	$300,000	$—	$(2,295)	$(2,941,529)	$(725,088)
Issuance of common units for cash			500,000	1,000,000	(150,000)	(300,000)				700,000
Amortization of deferred compensation								2,295		2,295
Net loss									(940,105)	(940,105)

Balances at December 31, 2004	2,750,000	1,900,000	9,871,700	1,018,736	—	—	—		(3,881,634)	(962,898)
Net loss									(2,646,471)	(2,646,471)

Balances at December 31, 2005	2,750,000	1,900,000	9,871,700	1,018,736	—	—	—		(6,528,105)	(3,609,369)
Unit-based compensation							69,643			69,643
Net loss									(2,253,265)	(2,253,265)

Balances at December 31, 2006	$2,750,000	$1,900,000	9,871,700	$1,018,736	—	$—	$69,643	$—	$(8,781,370)	$(5,792,991)

See Notes to Financial Statements

SYNGENCE, LLC
STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2004, 2005, and 2006

	2004	2005	2006
Cash Flows from Operating Activities
Net loss	$(940,105)	$(2,646,471)	$(2,253,265)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	30,712	61,470	60,235
Amortization of deferred compensation	2,295
Unit-based compensation			69,643
Changes in assets and liabilities
Accounts receivable	(1,708,415)	926,685	406,387
Prepaid expenses	(25,040)	(74,965)	71,958
Other assets	(7,890)	335	57
Accounts payable	126,437	371,801	399,367
Accrued interest—related parties	26,839	343,257	513,782
Other accrued liabilities	235,391	(4,124)	34,472
Unearned revenue			26,035

Net cash used in operating activities	(2,259,776)	(1,022,012)	(671,329)
Cash Flows from Investing Activity
Purchases of property and equipment	(183,629)	(19,469)	(4,053)
Cash Flows from Financing Activities
Proceeds from notes payable—related parties		700,000	585,000
Payments on notes payable—related parties	(45,000)
Proceeds from lines-of-credit—related parties	1,712,580	628,522
Payments on lines-of-credit—related parties		(303,000)
Proceeds from issuance of common units	700,000

Net cash provided by financing activities	2,367,580	1,025,522	585,000

Net decrease in cash	(75,825)	(15,959)	(90,382)
Cash, beginning of year	191,376	115,551	99,592

Cash, end of year	$115,551	$99,592	$9,210

Supplementary Disclosures:
Cash paid for interest	$132,696	$51,715	$12,196

NOTES TO FINANCIAL STATEMENTS

Note 1. Nature of Operations and Significant Accounting Policies

Nature of Operations

        Syngence, LLC ("the Company") was formed in Texas on March 9, 2001, and began operations in September 2001. Until its business was acquired in May, 2007, the Company was primarily engaged in developing and providing fully-automated, computer-based document indexing products and services for litigation support.

        As an LLC, the Company's members' personal financial exposure to the Company's risks is generally limited to the balance in their capital accounts.

Going Concern

        These financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred recurring net losses and had negative cash flows from operations during each of the past three years, and at December 31, 2006, had an accumulated deficit of $8,781,370 and a working capital deficiency of $4,025,082. In addition, a line-of-credit and several notes payable with related parties are past due as described in Notes 3 and 4. Also, as described in the following paragraph, the Company sold substantially all of its assets and has no further ongoing business operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

        On May 17, 2007, the Company sold substantially all of its assets in a transaction more fully described in Note 10. This sale allowed the Company to be relieved from certain trade payables and a related party note. However, management is uncertain as to its ability to obtain additional resources to pay off the remaining significant liabilities. Without substantial additional financing or forgiveness of debt, the Company may become insolvent.

Cash and Cash Equivalents

        The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents for purposes of the statements of cash flows. The Company had no cash equivalents at December 31, 2004, 2005, or 2006. The Company regularly has cash in excess of federally insured limits.

Accounts Receivable

        Accounts receivable consists of amounts due from customers. The Company uses the allowance method for recognizing bad debts. Management reviews accounts on a regular basis and the allowance for doubtful accounts is adjusted to the expected amount of uncollectible accounts. When an account is deemed uncollectible, it is written off against the allowance. The Company generally does not charge interest or require collateral for its receivables.

        At December 31, 2004, the Company had two customers that accounted for approximately 32% of the accounts receivable balance. As of December 31, 2005, the Company had three customers that accounted for approximately 47% of the accounts receivable balance. As of December 31, 2006, the Company had two customers that accounted for approximately 85% of the accounts receivable balance.

Property and Equipment

        Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, generally three to ten years. Maintenance and repairs are charged to expense as incurred.

Revenue Recognition

        Revenue is recorded when services are completed as requested by customers. From time to time, the Company will allow potential customers to use the Company's services on a trial basis. In those cases, it is left to the customer's discretion to keep the end product and pay for it. The Company recognizes revenue for services provided on a trial basis when the Company receives payment for such services.

        For the year ended December 31, 2004, the Company had two customers that accounted for approximately 30% of revenues. For the year ended December 31, 2005, no customer accounted for more than 10% of the Company's revenues. For the year ended December 31, 2006, the Company had two customers that accounted for approximately 36% of revenues.

Research and Development Expenses

        Costs incurred related to software development are charged to research and development expense when incurred until technological feasibility has been established for the product. Due to the uniqueness of the Company's software development, the Company believes that technological feasibility is only established after the software is working and in use in operations; therefore all software development costs, including maintenance and upgrades, are expensed as incurred.

Advertising

        Advertising costs are included in selling expenses on the statements of operations and are expensed as incurred. Advertising expense amounted to $55,291, $165,938, and $198,481 in 2004, 2005, and 2006, respectively.

Income Taxes

        The Company is organized as a limited liability company in the state of Texas. Limited liability companies are taxed as partnerships as provided by the Internal Revenue Code. Under these provisions, the Company's income is taxable to the members rather than at the Company level; accordingly, no provision has been made for federal income taxes in the accompanying financial statements.

        The Company is subject to state franchise tax, which is based on income or equity of the Company.

Unit-Based Compensation

        Prior to January 1, 2006, the Company accounted for unit-based compensation under the recognition and measurement provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by Financial Accounting Standards Board ("FASB") Statement No. 123, Accounting for Stock-Based Compensation.

No unit-based employee compensation cost was recognized in the statements of operations for the years ended December 31, 2004 or 2005, as all options granted had an exercise price equal to the market value of the underlying common units on the date of the grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all unit-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement No. 123, and (b) compensation cost for all unit-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of Statement No. 123(R). Results for prior periods have not been restated.

        As a result of adopting Statement No. 123(R) on January 1, 2006, the Company's net loss for the year ended December 31, 2006, is $69,643 higher than if it had continued to account for unit-based compensation under APB Opinion No. 25.

        The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of Statement No. 123 to options granted in all periods presented prior to the adoption of Statement No. 123(R). For purposes of this pro forma disclosure, the value of the options is estimated using a Black-Scholes-Merton option-pricing formula and amortized to expense over the options' vesting periods.

	Year Ended December 31,
	2004	2005
Net Loss, as reported	$(940,105)	$(2,646,471)
Deduct: Total unit-based employee compensation expense determined under fair value based method for all awards	(22,085)	(60,369)

Pro Forma Net Loss	$(962,190)	$(2,706,840)

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

Note 2. Property and Equipment

        Property and equipment consists of the following at December 31:

	Estimated Useful Life	2004	2005	2006
Office equipment	3 years	$130,178	$145,110	$145,110
Furniture and fixtures	10 years	41,699	44,131	44,131
Leasehold improvements	5 years	63,618	63,618	63,618
Software	3 years		2,105	6,158

		235,495	254,964	259,017
Accumulated depreciation		(44,950)	(106,420)	(166,655)

		$190,545	$148,544	$92,362

Note 3. Lines-of-Credit—Related Parties

	2004	2005	2006
MR Exploration Ventures, LLC	$1,540,440	$1,868,440	$1,868,440
CMV Joint Ventures	331,430	328,952	328,952

	1,871,870	2,197,392	2,197,392
Less current notes			(328,952)

	$1,871,870	$2,197,392	$1,868,440

        The MR Exploration Ventures, LLC line-of-credit is secured by substantially all assets of the Company. Advances on the line bear interest at 17% per year. Interest-only payments are required monthly until maturity in April 2008. The Company cannot make any new draws on the line.

        The CMV Joint Ventures line-of-credit is unsecured. Advances on the line bear interest at the prime rate plus 5% (resulting in a rate of 13.25% at December 31, 2006). Interest-only payments were required monthly until maturity in July 2007, at which point the line-of-credit became past due. The Company cannot make any new draws on the line.

        The companies mentioned above are related due to common ownership.

Note 4. Notes Payable—Related Parties

	2005	2006
Various notes payable to MR Exploration Ventures, LLC, interest at 17% or 18%, secured by substantially all assets of the Company, subordinated to note payable to an officer, past due.	$550,000	$910,000
Note payable to Genesis Partners, Ltd., interest at 18%, unsecured, past due.	100,000	100,000
Note payable to Lawrence Technologies, LLC, interest at 18%, unsecured, past due.	50,000	50,000
Note payable to an officer, interest at 18%, secured by substantially all assets of the Company, past due.		225,000

	$700,000	$1,285,000

        The companies above are related due to common ownership.

Note 5. Preferred Units

        Information with respect to the two series of preferred units is summarized below:

	Series I	Series II
Number of units authorized	2,000,000	2,000,000
Number and units issued and outstanding at December 31, 2006	2,000,000	750,000
Conversion ratio of preferred units into common units	One for one	One for one
Who can convert preferred units and when	Convertible at any time at unit holders' option	Class A: Convertible 30 days after the end of any quarter at unit holders' option
		Class B: Automatically converted once Company has paid $2.00 per unit plus 15% return compounded annually from date issued
Dividend rights	$0.024 per unit annual dividend on October 15 each year, starting October 15, 2002, cumulative and subordinate to Series II dividends
		1 1/2% of gross quarterly revenues pro rata over 2,000,000 preferred units paid 30 days after the end of each quarter, plus 75% of all dividends up to $0.20 total per year, cumulative, for Class A and $0.30 total per year, cumulative, for Class B

Liquidation preference	$0.20 per unit, plus cumulative dividends in arrears	$2.00 per unit, plus cumulative dividends in arrears
Redemption	Company can redeem for $0.20 per unit plus cumulative dividends in arrears after June 30, 2007	Class A: Company can redeem for $2.00 per unit plus cumulative dividends in arrears after June 30, 2007
Class B: Company cannot redeem, but units are automatically convertible as noted above

        Preferred dividends are payable when due, but will not be paid if the result is insolvency of the Company. No dividends have been paid to date. As of December 31, 2006, the Company owes $271,081 for preferred dividends in arrears.

        The preferred unit holders have voting rights equal to the number of common units they would have upon conversion into common units. Preferred unit holders have anti-dilution protection if additional funding is obtained.

Note 6. Restricted Common Units

        Prior to 2004, the Company issued 4,303,000 restricted common units to employees. These restricted common units vested based on achievement of certain goals and the passage of time up to five years while employed with the Company. From date of issuance through December 31, 2006, 732,600 restricted common units have been forfeited. Compensation costs for restricted common units issued to employees below estimated fair market value are recognized straight-line over the vesting period of the units as amortization of deferred compensation.

Note 7. Common Unit Options

        The Company has issued common unit options to employees. Option awards are generally granted with an exercise price equal to or greater than the market price of the Company's units at the date of grant. Common unit options vest over five years with annual cliff vesting and have a contractual life of ten years as long as the employee remains employed by the Company.

        The fair value of each option award is estimated on the date of grant using a Black-Scholes-Merton option-pricing formula that uses the assumptions noted in the following table. Expected volatilities are based on averaged historical volatilities of guideline companies whose stock is traded publicly. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is calculated based on the midpoint between the vesting date and the end of the contractual term. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

	2004	2005
Expected volatility	87–88%	85%
Weighted-average volatility	87%	85%
Expected dividends	0%	0%
Expected term (in years)	7.5	7.5
Risk-free rate	3.55–4.11%	3.99%

        A summary of the Company's common unit option activity and related information is as follows:

	Number of Common Unit Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2003	572,000	$1.70
Granted	659,000	2.00

Outstanding at December 31, 2004	1,231,000	1.86
Granted	720,500	2.00
Forfeited	(104,000)	1.65

Outstanding at December 31, 2005	1,847,500	1.93
Canceled	(1,199,500)	1.93
Forfeited	(601,500)	1.92

Outstanding at December 31, 2006	46,500	$2.00	7.7	$—

Vested or expected to vest at December 31, 2006	46,500	$2.00	7.7	$—

Exercisable at December 31, 2006	16,300	$2.00	7.6	$—

        The weighted average grant-date fair value of options issued during the years 2004 and 2005 was $0.09 and $0.08, respectively.

        A summary of the status of the Company's nonvested options as of December 31, 2006, and changes during the year ended December 31, 2006, is presented below:

Nonvested Options	Options	Weighted- Average Grant-Date Fair Value
Nonvested at December 31, 2005	1,450,100	$0.09
Vested	(9,300)	0.09
Canceled	(896,790)	0.09
Forfeited	(513,810)	0.09

Nonvested at December 31, 2006	30,200	$0.09

        As of December 31, 2006, there was $2,179 of total unrecognized compensation cost related to nonvested unit-based compensation arrangements granted. That cost is expected to be recognized over a weighted average period of 2.7 years.

        During the year ended December 31, 2006, the Company canceled 1,199,500 options to seven employees in exchange for cash consideration of $63,000. As a result of this cancellation, the Company recorded incremental compensation cost of $8,510.

Note 8. Other Related Party Transactions

        An affiliate processes payroll for the Company and provides employee benefits to the Company's employees for cost of wages, related expenses, cost of the employee benefit coverage and an administrative fee of 1 1/2% of total payroll.

        The Company's employees are covered under an affiliate's 401(k) plan. The Company provides matching contributions, which totaled $41,550, $97,433, and $67,963 for the years ended December 31, 2004, 2005, and 2006, respectively.

        For the years ended December 31, 2004, 2005, and 2006, the Company had accounts receivable from employees for cash advances, and accounts payable, notes payable, and lines-of-credit to certain related parties for cash advances as reflected on the accompanying balance sheets.

Note 9. Lease Commitment

        The Company leases office facilities under a noncancellable operating lease expiring in July 2009. The Company incurred rent expense of $38,309, $71,529, and $76,218 for the years ended December 31, 2004, 2005, and 2006, respectively. Future minimum lease payments amount to the following for the years ending December 31:

2007	$83,085
2008	86,037
2009	50,188

$219,310

Note 10. Subsequent Events

Sale of Assets

        On May 17, 2007, the Company sold substantially all of its assets and assigned substantially all of its outstanding contracts to Krona Acquisition Corporation ("KAC"), a company formed for the purpose of acquiring these assets and assuming these contracts. Pursuant to the terms of the purchase agreement between the parties, KAC paid $500,000 in cash to the Company. KAC also agreed to assume certain trade payables, accrued expenses, and the note payable to an officer plus accrued interest. In addition to the cash and assumption of certain liabilities, consideration for the sale included 250,000 shares of common stock of KAC.

        KAC subsequently changed its name to Syngence Corporation.

Cancellation of Unit Options

        On February 16, 2007, the Company canceled an additional 13,500 options outstanding to three employees in exchange for cash consideration of $15,000.

        Until                        , 2008 (the 25th day after the date of this prospectus) all dealers effecting transactions in our units, whether or not participating in this distribution, may be required to make a prospectus available. This is in addition to the obligation of dealers to make a prospectus available when acting as underwriters and with respect to their unsold allotments or subscriptions.

2,000,000 Units

Syngence Corporation

PROSPECTUS

PAULSON INVESTMENT COMPANY, INC.
                         , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following are the expenses of the issuance and distribution of the securities being registered, other than underwriting commissions and expenses, all of which will be paid by the Company. Other than the SEC registration fee and the NASD filing fees all of such expenses are estimated.

SEC Registration fee		$1,160
NASD fee	$
Nasdaq Capital Market listing fee	$		*
Printing expenses	$		*
Accounting fees and expenses		$100,000	*
Legal fees and expenses		$250,000	*
"Road Show" and miscellaneous other expenses	$		*

Total		$450,000	*

*
Estimated

Item 14.    Indemnification of Directors and Officers

        Section 145 of the DGCL authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers on terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. As permitted by the DGCL, our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for conduct as a director, except for any act or omission for which such elimination of liability is not permitted under the DGCL. Our Bylaws deny the directors and others the right to indemnification for liability (i) for any breach of the director's duty of loyalty to Syngence or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by the DGCL, our Certificate of Incorporation and Bylaws also provide that (i) we may indemnify our other employees and agents as set forth in the DGCL, (ii) we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain limited exceptions and (iii) the rights conferred in our Bylaws are not exclusive. At the date of this prospectus, there is no pending litigation or proceeding involving a director, officer or employee of Syngence regarding which indemnification is sought, nor is our management aware of any threatened litigation that may result in claims for indemnification. The indemnification provisions in our Certificate of Incorporation and Bylaws may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to our Certificate of Incorporation, Bylaws and the DGCL, we have been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable.

        The Underwriting Agreement between us and the Representative provides for reciprocal indemnification between us and our controlling persons, on the one hand, and the underwriters and their respective controlling persons, on the other hand, against certain liabilities in connection with this offering, including liabilities under the Securities Act.

15.    Recent Sales of Unregistered Securities

        In the last three years, we sold the following unregistered securities:

        I.     Debt Instruments

        In May 2007, we sold $2.8 million aggregate principal amount of our 10% secured promissory notes, which, as extended to date, have a maturity date of November 30, 2007, which is further extendable to January 31, 2008. Paulson Investment Company acted as placement agent and received a fee of 10% of the gross proceeds to the Company and our commitment to reimburse Paulson Investment Company for its expenses up to a maximum of $10,000. These securities were issued in reliance upon the exemption under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

        II.    Equity Securities

        In April 2007, the Company sold 1,174,998 shares of its common stock to certain members of its management and to founders for total cash consideration of $11,749.98. The issuance of these shares to these founding investors was a non-public transaction and was made in reliance upon the exemption under Section 4(2) of the Securities Act.

        In May 2007, the Company issued 325,000 shares of its common stock to Syngence, LLC and Lawrence Technologies, LLC as part of the Company's acquisition of certain assets of those entities. The issuance of these shares was a non-public transaction and was made in reliance upon the exemption under Section 4(2) of the Securities Act.

        In May 2007, the Company sold 275,000 shares of its common stock to certain members of its management and to founders for total cash consideration of $8,250. The issuance of these shares was a non-public transaction and was made in reliance upon the exemption under Section 4(2) of the Securities Act.

        Since its incorporation in February 2007, the Company has awarded an aggregate 60,000 options to purchase its common stock to employees, directors, and consultants with exercise prices ranging from    to    per share. These transactions were exempt under SEC rule 701 from the registration requirements of the Securities Act.

Exhibits and Financial Statement Schedules

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation
3.2	Bylaws
4.1*	Form of common stock certificate
4.2	Form of unit certificate
4.3*	Form of warrant agreement, including form of Class A warrant
4.4*	Form of Representative's warrant
5.1*	Opinion of Stoel Rives LLP

10.1+	Employment letter between Chris V. Johnson and the Registrant
10.2+	Employment letter between Ed Horton, Jr. and the Registrant
10.3+*	Employment letter between Randall D. Miles and the Registrant
10.4+	Employment letter between Douglas Matzke and the Registrant
10.5+	Form of Proprietary Information, Non-Competition and Invention Assignment Agreement entered into by Ed Horton, Jr., Douglas Matzke and the Registrant
10.6+	Consulting Agreement, dated March 1, 2007, between Geoffrey Osler and the Registrant
10.7+	Form of Restricted Stock Agreement entered into by Ed Horton, Jr., Douglas Matzke and the Registrant
10.8+	Syngence Corporation 2007 Stock Incentive Plan
10.9	Form of Subscription Agreement entered into by Johan Liedgren, Geoffrey Osler and the Registrant
10.10	Form of Equity Consideration Certificate
10.11	Form of Secured Promissory Note
10.12	Financing Agreement, dated April 10, 2007, between Krona Acquisition Corp. and Paulson Investment Company
10.13	Agreement of Sale and Purchase, dated May 17, 2007, between Syngence, LLC and Krona Acquisition Corp.
10.14	Security Agreement, dated May 18, 2007, between Krona Acquisition Corp. and the Lenders identified therein
10.15	Security and Pledge Agreement, dated May 18, 2007, between Krona Acquisition Corp. and David Rapaport
10.16	Prestonwood Tower Office Lease, dated August 16, 2004, between the Registrant and Prestonwood Tower, Ltd.
10.17*	Agreement with Ursys Technologies
10.18*	Agreement with BDR Partners
10.19*	Agreement between Liedgren Design AB and the Registrant
23.1	Consent of Peterson Sullivan PLLC, independent registered public accounting firm
23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on Page II-6 of the Registration Statement)

*
To be filed by amendment

+
Management contract or compensatory plan or arrangement

Item 17.    Undertakings

        A.    The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

        (a)   include any prospectus required by Section 10(a)(3) of the Securities Act;

        (b)   reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (c)   include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act to any purchaser:

        (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) under the Securities Act shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

        (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) under the Securities Act as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to rule 415(a)(1)(i), (vii), or (x) under the Securities Act for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

        (5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

        (a)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

        (b)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

        (c)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

        (d)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (6)   To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (7)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (8)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on November 14, 2007.

SYNGENCE CORPORATION
By:	/s/ RANDALL D. MILES
Randall D. Miles President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Randall D. Miles and Chris V. Johnson, and each of them, attorneys-in-fact for the undersigned, each with the power of substitution, for the undersigned in any and all capacities to sign any and all amendments to this registration statement (including post-effective amendments and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, of his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ RANDALL D. MILES Randall D. Miles	President, Chief Executive Officer, and Director (Principal Executive Officer)	November 14, 2007
/s/ CHRIS V. JOHNSON Chris V. Johnson	Chief Financial Officer (Principal Financial and Accounting Officer)	November 14, 2007
/s/ JOHAN LIEDGREN Johan Liedgren	Director	November 14, 2007
/s/ GEOFFREY D. OSLER Geoffrey D. Osler	Director	November 14, 2007
/s/ STEVEN RINGELBERG Steven Ringelberg	Director	November 14, 2007

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation
3.2	Bylaws
4.1*	Form of common stock certificate
4.2	Form of unit certificate
4.3*	Form of warrant agreement, including form of Class A warrant
4.4*	Form of Representative's warrant
5.1*	Opinion of Stoel Rives LLP
10.1+	Employment letter between Chris V. Johnson and the Registrant
10.2+	Employment letter between Ed Horton, Jr. and the Registrant
10.3+*	Employment letter between Randall D. Miles and the Registrant
10.4+	Employment letter between Douglas Matzke and the Registrant
10.5+	Form of Proprietary Information, Non-Competition and Invention Assignment Agreement entered into by Ed Horton, Jr., Douglas Matzke and the Registrant
10.6+	Consulting Agreement, dated March 1, 2007, between Geoffrey Osler and the Registrant
10.7+	Form of Restricted Stock Agreement entered into by Ed Horton, Jr., Douglas Matzke and the Registrant
10.8+	Syngence Corporation 2007 Stock Incentive Plan
10.9	Form of Subscription Agreement entered into by Johan Liedgren, Geoffrey Osler and the Registrant
10.10	Form of Equity Consideration Certificate
10.11	Form of Secured Promissory Note
10.12	Financing Agreement, dated April 10, 2007, between Krona Acquisition Corp. and Paulson Investment Company
10.13	Agreement of Sale and Purchase, dated May 17, 2007, between Syngence, LLC and Krona Acquisition Corp.
10.14	Security Agreement, dated May 18, 2007, between Krona Acquisition Corp. and the Lenders identified therein
10.15	Security and Pledge Agreement, dated May 18, 2007, between Krona Acquisition Corp. and David Rapaport
10.16	Prestonwood Tower Office Lease, dated August 16, 2004, between the Registrant and Prestonwood Tower, Ltd.
10.17*	Agreement with Ursys Technologies
10.18*	Agreement with BDR Partners
10.19*	Agreement between Liedgren Design AB and the Registrant
23.1	Consent of Peterson Sullivan PLLC, independent registered public accounting firm

23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on Page II-6 of the Registration Statement)

*
To be filed by amendment

+
Management contract or compensatory plan or arrangement

QuickLinks

PROSPECTUS SUMMARY
The Offering
Summary Financial Information
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RECENT DEVELOPMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
SYNGENCE CORPORATION INDEX TO FINANCIAL STATEMENTS
SYNGENCE CORPORATION BALANCE SHEET June 30, 2007 (in thousands, except share data) unaudited
SYNGENCE CORPORATION and SYNGENCE, LLC COMBINED STATEMENT OF OPERATIONS For the Six Months Ended June 30, 2007 (in thousands) unaudited
SYNGENCE CORPORATION STATEMENT OF STOCKHOLDERS' EQUITY For the Period February 27, 2007 (date of inception) to June 30, 2007 (in thousands, except share data) unaudited
SYNGENCE CORPORATION STATEMENT OF CASH FLOWS For the Period February 27, 2007 (date of inception) to June 30, 2007 (in thousands) unaudited
NOTES TO FINANCIAL STATEMENTS (in thousands, except share data)
SYNGENCE, LLC BALANCE SHEETS December 31, 2004, 2005, and 2006
SYNGENCE, LLC STATEMENTS OF OPERATIONS For the Years Ended December 31, 2004, 2005, and 2005
SYNGENCE, LLC STATEMENTS OF CASH FLOWS For the Years Ended December 31, 2004, 2005, and 2006
NOTES TO FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers
  15. Recent Sales of Unregistered Securities
  Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX